As filed with the Securities and Exchange Commission on July 28, 2004



                                                    Registration No. 333-114218


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933





                           Titanium Metals Corporation
             (Exact name of registrant as specified in its charter)

               Delaware                     3341                  13-5630895
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)   Classification Code Number)   Identification
                                                                    Number)
                            1999 Broadway, Suite 4300
                             Denver, Colorado 80202
                                 (303) 296-5600
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                J. Landis Martin
          Chairman of the Board, President and Chief Executive Officer
                           Titanium Metals Corporation
                            1999 Broadway, Suite 4300
                             Denver, Colorado 80202
                                 (303) 296-5600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:
                               Don M. Glendenning
                                 Toni Weinstein
                            Locke Liddell & Sapp LLP
                          2200 Ross Avenue, Suite 2200
                               Dallas, Texas 75201
                               Tel: (214) 740-8000
                               Fax: (214) 740-8800


     Approximate date of commencement of proposed sale to the public: As promptly as possible upon effectiveness of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                           TITANIUM METALS CORPORATION
                                Offer to Exchange
         4,024,820 Shares of 6 3/4% Series A Convertible Preferred Stock
                         of Titanium Metals Corporation
                           for all of the outstanding
          6 5/8% Convertible Preferred Securities, Beneficial Unsecured
                             Convertible Securities
                      (including the associated guarantee)
                            of TIMET Capital Trust I



     We are offering to exchange 4,024,820 shares of our 6 3/4% Series A Convertible Preferred Stock (the "Series A Preferred Stock") for all of the
outstanding 4,024,820 6 5/8% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities, liquidation preference $50 per security, including the associated guarantee (the "BUCS"), of TIMET Capital Trust I (the "Capital Trust") that are properly tendered and accepted for exchange on the terms set forth in this prospectus and in the accompanying Letter of Transmittal, which we refer to together as the exchange offer.

     The exchange offer is subject to important conditions. However, the exchange offer is not subject to any minimum amount of the BUCS being tendered by the expiration of the exchange offer. See pages 42 through 43 for instructions on how to tender BUCS in this exchange offer.


     The exchange offer will expire at 12:00 midnight New York City time on August 26, 2004, unless we extend it. We will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the business day after expiration of the exchange offer. You may withdraw any BUCS tendered until the expiration of the exchange offer.

     The BUCS are not listed on any securities exchange or included in any automated quotation system. The BUCS are quoted on the Pink Sheets and traded in the over-the-counter market under the symbol "TMCXP." According to these sources, the last reported sale of BUCS occured on July 16, 2004 at a price of $43.00 per BUCS. Our common stock is listed on the New York Stock Exchange under the symbol "TIE." The closing price of our common stock was $95.00 per share on July 26, 2004. Each of the BUCS is currently convertible into .1339 of a share of our common stock. Assuming the consummation of the proposed five-for-one stock split described in this prospectus, each of the BUCS will be convertible into .6695 of a share of our common stock and each share of Series A Preferred Stock will be convertible into one and two-thirds shares of our common stock. We do not intend to apply to list the Series A Preferred Stock on any securities exchange or for the inclusion of the Series A Preferred Stock in any automated quotation system.



     The exchange offer is described in detail in this prospectus, and we urge you to read it carefully, including the risk factors beginning on page 12.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



July 30, 2004

                                TABLE OF CONTENTS



                                                                        Page
                                                                        ----
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER............................1

SUMMARY...................................................................5
   The Exchange Offer.....................................................5
   Purposes of the Exchange Offer.........................................5
   Conditions to the Exchange Offer.......................................6
   Tenders and Withdrawals of BUCS........................................6
   Acceptance of BUCS.....................................................6
   Consequences to Holders of BUCS Who Do Not Exchange Their BUCS.........6
   Amendment of the Exchange Offer........................................7
   Use of Proceeds; Fees and Expenses of the Exchange Offer...............7
   Tax Consequences to Holders of the BUCS................................7
   Tax Consequences to TIMET..............................................7
   Accounting Treatment - TIMET...........................................7
   Regulatory Approvals...................................................7
   TIMET..................................................................8
   The Information Agent..................................................8
   The Exchange Agent.....................................................8
   Summary Comparison of BUCS to Series A Preferred Stock.................9

RISK FACTORS.............................................................12
   Risks Relating to the Exchange Offer..................................12
   Risks Relating to Ownership of our Securities.........................13
   Risks Relating to Our Business........................................15

SELECTED CONSOLIDATED FINANCIAL DATA.....................................19

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS..........22

CAPITALIZATION ..........................................................34

MARKET AND MARKET PRICES.................................................35

DESCRIPTION OF THE EXCHANGE OFFER........................................37
   Background and Purposes of the Exchange Offer.........................37
   Terms of the Exchange Offer; Period for Tendering.....................39
   Important Reservation of Rights Regarding the Exchange Offer..........40
   Conditions to the Exchange Offer......................................40
   Procedures for Tendering..............................................42
   Tender of BUCS Through DTC............................................42
   Book-Entry Transfer...................................................43
   Guaranteed Delivery Procedures........................................43
   Acceptance of BUCS and Delivery of Series A Preferred Stock...........44
   Withdrawal Rights.....................................................44
   Exchange Agent and Information Agent..................................45
   Fees and Expenses.....................................................45
   Transfer Taxes........................................................45
   Consequences of Failure to Properly Tender BUCS in the Exchange Offer.45

CONFLICTS OF INTEREST....................................................46

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS..........................48
   The Exchange..........................................................48
   Series A Preferred Stock..............................................49

   Consequences to TIMET.................................................51
   Information Reporting and Backup Withholding..........................51
   Tax Return Disclosure and Investor List Requirements..................51

DESCRIPTION OF THE SERIES A PREFERRED STOCK..............................52
   General...............................................................52
   Rank..................................................................52
   Dividends.............................................................52
   Liquidation Preference................................................54
   Optional Redemption...................................................54
   No Maturity or Sinking Fund or Redemption.............................55
   Voting Rights.........................................................55
   Conversion Rights.....................................................56
   Conversion Price Adjustments..........................................57
   Global Securities.....................................................59
   Transfer Agent and Registrar..........................................60

DESCRIPTION OF THE BUCS..................................................60
   Distributions.........................................................60
   Option to Extend Distribution Payment Periods.........................61
   Rights Upon Extension of Distribution Payment Periods.................61
   Conversion............................................................61
   Liquidation Amount....................................................61
   Redemption............................................................62
   Guarantee.............................................................62
   Voting Rights.........................................................62
   Tax Event Redemption; Distribution Upon a Tax Event or Investment
    Company Event........................................................62
   Margin Regulations....................................................63

LEGAL MATTERS............................................................63

EXPERTS..................................................................63

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS.........................63

WHERE YOU CAN FIND MORE INFORMATION......................................65


     You should rely only on information contained in this prospectus. No one is authorized to provide you with information that is different from that contained in this prospectus. The contents of any website referred to in this prospectus are not part of this prospectus.

     The exchange offer is not being made to (nor will tenders of BUCS be accepted from or on behalf of holders of BUCS) in any jurisdiction in which the making of the exchange offer is not in compliance with applicable laws of such jurisdiction. The information contained in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of the Series A Preferred Stock.

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Office of the Corporate Secretary, Titanium Metals Corporation, 1999 Broadway, Suite 4300, Denver, Colorado 80202; telephone number (303) 296-5600. In order to obtain timely delivery, security holders must request the information no later than five business days prior to the expiration date. You may also obtain a copy of such information from our Internet website at www.timet.com.

                 QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

     The following are some questions regarding the exchange offer that you may have as a holder of BUCS and the answers to those questions. We urge you to read carefully the remainder of this prospectus and the related letter of transmittal because the information in this section is not complete. Additional important information is contained in the remainder of this prospectus and the letter of transmittal.


Q:   What will I receive in the exchange offer?

A: If you decide to accept the exchange offer, you will receive one share of our Series A Preferred Stock for each BUCS validly tendered and not properly withdrawn in the exchange offer.

     Certain of our affiliates have indicated that they intend to tender 1,727,700 BUCS in the exchange offer, or 42.9% of the outstanding BUCS, which represent all of the BUCS beneficially owned by such affiliates.


Q:   Why is TIMET making this exchange offer?


A: The exchange of BUCS for shares of Series A Preferred Stock will, among other things, improve our consolidated balance sheet by reducing our outstanding indebtedness and increasing our stockholders' equity. For more information on this, please see "Description of the Exchange Offer--Background and Purposes of the Exchange Offer."


Q:   When does TIMET expect to complete the exchange offer?


A: The exchange offer is expected to expire on August 26, 2004. However, we may extend the exchange offer for any reason and we will extend the exchange offer to comply with SEC rules. See "Description of the Exchange Offer--Terms of the Exchange Offer; Period for Tendering."


Q:   How do I participate in the exchange offer?

A:   To tender your BUCS, you should do the following:

     o if you hold BUCS through The Depository Trust Company, tender such BUCS pursuant to its Automated Tender Offer Program, or ATOP;

     o if you hold physical certificates evidencing BUCS, complete and sign a letter of transmittal and the other documents described in this prospectus to American Stock Transfer and Trust Company, the exchange agent for the exchange offer; or

     o if you hold BUCS through a broker or other third party, or in "street name," follow the instructions in this prospectus on how to instruct them to tender the BUCS on your behalf, as well as submit a letter of transmittal and the other documents described in this prospectus.

     For more information about the procedures for tendering your BUCS in the exchange offer, see "Description of the Exchange Offer--Procedures for Tendering."

Q: Will I receive accrued and unpaid distributions with respect to BUCS accepted for exchange?

A: Yes. Upon expiration of the exchange offer, we will also pay accrued and unpaid distributions with respect to the BUCS up to the date of acceptance on all BUCS accepted for exchange.

Q:   Can I withdraw my BUCS from the exchange offer once I've tendered them?

A: Yes. To withdraw your BUCS from the exchange offer, send a written or facsimile transmission notice of withdrawal to the exchange agent at the appropriate address specified on the back cover of this prospectus prior to the expiration date. Your notice of withdrawal must comply as to form with the requirements set forth in this prospectus. See "Description of the Exchange Offer--Withdrawal Rights."

Q: Will I have to pay any fees or commissions for tendering into the exchange offer?

A: If you are the record owner of your BUCS and you tender your BUCS directly to the exchange agent, you will not have to pay any fees or commissions. If you hold your BUCS through a broker, bank or other nominee, and your broker tenders the BUCS on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q:   Will I be taxed on the exchange of BUCS for Series A Preferred Stock?

A: We believe that the exchange of BUCS for Series A Preferred Stock will be treated as a recapitalization for U.S. federal income tax purposes.
     Accordingly, holders of BUCS who participate in the exchange offer generally will not recognize gain or loss in connection with the exchange. See "Material U.S. Federal Income Tax Considerations."

Q:   What dividends will I receive on the Series A Preferred Stock?


A: We currently intend to pay cumulative dividends on the Series A Preferred Stock at the rate of 6 3/4% of the liquidation preference per year, or $3.375 per share per year. Our U.S. bank credit facility currently permits the payment of dividends on the Series A Preferred Stock unless excess availability, as determined under the credit facility, is less than $25 million. In addition, if any BUCS remain outstanding after the consummation of the exchange offer, the BUCS will be senior to the Series A Preferred Stock with respect to dividend rights, and we may pay dividends on the Series A Preferred Stock unless we have exercised our right to defer interest payments on our 6.625% Convertible Junior Subordinated Debentures due 2026 (the "Subordinated Debentures") relating to the BUCS.


Q: Are there any consequences to TIMET if it does not pay dividends on the Series A Preferred Stock?


A: Yes. Whenever we don't pay dividends for 12 or more quarters, the holders of the Series A Preferred Stock will have the right to elect one additional member of our board of directors. See "Description of the Exchange Offer--Voting Rights." However, the value or importance of these voting rights may be limited. See the Risk Factor entitled "Our principal stockholder and some of our directors and officers have interests in the exchange offer that are different from, or in addition to, or that might conflict with, the interests of the holders of the BUCS or the Series A Preferred Stock."


Q: Has the TIMET board of directors or any other person made a recommendation on the exchange offer?


A: The exchange offer has been unanimously approved by the outside members of our board of directors and unanimously approved by our entire board of directors with J. Landis Martin (who beneficially owns 113,000 BUCS) abstaining. None of the other members of our board abstained from such votes. Two of the members of our board, Glenn R. Simmons and Steven L. Watson, also serve as directors of Valhi, Inc. ("Valhi") and, as such, may be deemed to beneficially own the 14,700 BUCS owned by Valhi, although each disclaims beneficial ownership of such BUCS.

     Our board of directors has not made any determination that the exchange ratio represents a fair valuation of the BUCS or the Series A Preferred Stock, and we have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. In addition, we have not authorized anyone to make a recommendation regarding the exchange offer. The value of the Series A Preferred Stock may not equal or exceed the value of the BUCS, and we do not take a position or make a recommendation as to whether you ought to participate in the exchange offer. See the Risk Factor entitled "We have not obtained a third-party determination that the exchange offer is fair to holders of the BUCS and the exchange ratio may not represent a fair valuation of the BUCS or the Series A Preferred Stock." You must make your own investment decision whether to tender your BUCS in the exchange offer based upon your own assessment of the market value of the BUCS, the likely value of the Series A Preferred Stock and your investment objectives.



Q: Are there any conflicts of interest related to the exchange offer that I should be aware of?

A: Yes, our principal stockholder and some of our directors and officers have interests in the exchange offer that are different from, or in addition to, or that might conflict with, the interests of the holders of the BUCS. These interests are described below. Our board of directors was aware of these interests when it approved the exchange offer.

     Harold C. Simmons may be deemed to beneficially own 1,614,700 BUCS, representing approximately 40.1% of the outstanding BUCS. This is comprised of 1,600,000 BUCS directly owned by Mr. Simmons' spouse and 14,700 BUCS directly owned by Valhi. Mr. Simmons' spouse and Valhi have indicated that they intend to tender the BUCS they directly own in the exchange offer. Assuming that these BUCS are so tendered, and depending upon how many other BUCS are tendered, upon the consummation of the exchange offer, Mr. Simmons could be deemed to beneficially own at least a majority of the outstanding shares of Series A Preferred Stock. In such a case, Mr. Simmons would control the voting rights of the holders of the Series A Preferred Stock with respect to the election of an additional director in the event that dividends on the Series A Preferred Stock are in arrears for 12 quarterly periods. In addition, the affirmative vote of holders of at least two-thirds of the outstanding shares of Series A Preferred Stock is required to approve certain transactions that may adversely affect such holders. If Mr. Simmons could be deemed to beneficially own in excess of two-thirds of the outstanding shares of Series A Preferred Stock, he would also control the voting rights of the holders of the Series A Preferred Stock with respect to these matters, thereby limiting the value or importance of the voting rights associated with the Series A Preferred Stock.


     Assuming the conversion of only the BUCS that Valhi and Mr. Simmons own or may be deemed to beneficially own, Mr. Simmons may be deemed to beneficially own approximately 55.1% of our outstanding shares of common stock. Mr. Simmons is the Chairman of the Board of Contran Corporation ("Contran"), Valhi and Tremont LLC, a wholly-owned subsidiary of Valhi. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Mr. Simmons, of which Mr. Simmons is the sole trustee, or is held by Mr. Simmons or persons or other entities related to Mr. Simmons. Mr. Simmons may be deemed to control each of Contran, Valhi, Tremont LLC and TIMET. Mr. Simmons disclaims beneficial ownership of all shares of our common stock and BUCS.


     Glenn R. Simmons, the brother of Harold C. Simmons, is Vice Chairman of the Board of each of Contran, Valhi and Tremont LLC and a director of TIMET. Steven L. Watson is President and a director of each of Contran and Tremont LLC; President, Chief Executive Officer and a director of Valhi; and a director of TIMET. Messrs. Simmons and Watson owe fiduciary duties to these other entities and their stockholders and these duties may conflict with the fiduciary duties they owe to us and our stockholders. As a director or executive officer of Valhi and Tremont LLC, each of Messrs. Simmons and Watson may be deemed to beneficially own 35,200 shares of TIMET common stock and 14,700 BUCS owned by Valhi and 1,261,850 shares of TIMET common stock owned by Tremont LLC, although each disclaims beneficial ownership of such securities.

     J. Landis Martin, our Chairman of the Board, President and Chief Executive Officer, beneficially owns 113,000 BUCS, representing 2.8% of the outstanding BUCS. Mr. Martin has indicated that he intends to tender these BUCS in the exchange offer. Assuming the conversion of only the BUCS that Mr. Martin beneficially owns and the exercise of all of his exercisable stock options, Mr. Martin may be deemed to beneficially own approximately 4.6% of our outstanding shares of common stock.

     Please see "Conflicts of Interest" and the Risk Factor entitled " Our principal stockholder and some of our directors and officers have interests in the exchange offer that are different from, or in addition to, or that might conflict with, the interests of the holders of the BUCS or the Series A Preferred Stock."

Q:   If I decide not to tender, how will the exchange offer affect my BUCS?

A: The BUCS are quoted on the Pink Sheets and traded in the over-the-counter market, but are not listed on Nasdaq or any stock exchange nor are they on the OTCBB. There are no market makers for the BUCS. As described above, certain of our affiliates beneficially own an aggregate of approximately 42.9% of the outstanding BUCS, and these affiliates have indicated that they intend to tender their BUCS in the exchange offer. We therefore expect that the number of outstanding BUCS will be substantially lower after the completion of the exchange offer. As a result, the trading market for BUCS outstanding immediately after the exchange offer is likely to become more limited. If a market for the unexchanged BUCS exists after consummation of the exchange offer, the BUCS may trade at a discount to the price at which they would trade if the exchange offer had not been consummated, depending on prevailing interest rates, the market for similar securities and other factors.


Q:   Do I have to participate in the exchange offer?

A: No. The exchange offer is voluntary. It is up to each holder of the BUCS to determine whether or not to tender all or a portion of its BUCS in the exchange offer.

Q: Are there any differences between holding BUCS and holding shares of Series A Preferred Stock?


A: Yes. There are important differences, including differences between distribution/dividend rights, conversion rights, the option to extend payment periods, the taxation of distributions/dividends, voting rights, liquidation rights and redemption rights. Please see the section of the Summary entitled "Summary Comparison of BUCS to Series A Preferred Stock."


Q:   What are the conditions to the exchange offer?


A: The exchange offer is subject to various conditions, including the SEC declaring the registration statement and any post-effective amendment to the registration statement covering the Series A Preferred Stock effective under the Securities Act of 1933, as amended. The exchange offer is also subject to the approval by the holders of our common stock of the exchange offer described in this prospectus and of an amendment to our certificate of incorporation. Holders of our common stock will vote on these proposals at our annual stockholders' meeting scheduled to be held on August 5, 2004. Holders of approximately 52.8% of our outstanding common stock have indicated that they intend to have such shares represented at this meeting and to vote such shares for these proposals. If all such shares are voted as indicated, these proposals will be approved. See "Description of the Exchange Offer--Conditions to the Exchange Offer."


Q:   Where can I find more information about TIMET?

A: You can find more information about TIMET from various sources described under "Where You Can Find More Information."

Q: Whom do I call if I have any questions on how to tender my BUCS or any other questions relating to the exchange offer?

A: Questions and requests for assistance may be directed to Innisfree M&A Incorporated at its address and telephone number set forth on the back cover of this prospectus.

                                     SUMMARY


     This summary highlights material information from this prospectus and may not contain all of the information that is important to you. To understand the exchange offer better, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information." References in this prospectus to "TIMET," "we," "us," "our," "the company" and "our company" refer to Titanium Metals Corporation and its consolidated subsidiaries unless otherwise specified.

     On March 24, 2004, our board of directors approved a five-for-one stock split in the form of a dividend of four shares of common stock for each share of common stock outstanding. The effectiveness of this stock split is conditioned upon approval by our stockholders of an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 9,900,000 to 90,000,000 and the number of authorized shares of preferred stock from 100,000 to 10,000,000. Stockholders will vote to approve this amendment at our annual stockholders meeting scheduled to be held on August 5, 2004. Holders of approximately 52.8% of our outstanding shares of common stock have indicated that they intend to have such shares represented at this meeting and to vote such shares for this amendment. If all such shares are voted as indicated, the amendment will be approved. Accordingly, where appropriate in this prospectus, we have presented the conversion rate of the BUCS and the Series A Preferred Stock as well as the applicable per share amounts, other than historical market prices, on an adjusted basis to reflect the proposed five-for-one stock split.


                               The Exchange Offer

The Exchange Offer

     TIMET is offering to exchange 4,024,820 shares of our 6 3/4% Series A Convertible Preferred Stock for all of the outstanding 4,024,820 BUCS, or one share of Series A Preferred Stock for each outstanding BUCS, accepted for exchange. Upon completion of the exchange offer, we will also pay accrued and unpaid distributions with respect to the BUCS accepted for exchange up to the date of acceptance on all BUCS accepted for exchange.


     The exchange offer will expire at 12:00 midnight New York City time on August 26, 2004 unless we decide to extend it. We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on the business day after the scheduled expiration of the exchange offer.



     Certain of our affiliates have indicated that they intend to tender 1,727,700 BUCS in the exchange offer, or 42.9% of the outstanding BUCS, which represent all of the BUCS beneficially owned by such affiliates.

     You should also be aware that on March 24, 2004, we announced that we were resuming payment of interest on the Subordinated Debentures relating to the BUCS, and on April 15, 2004, we paid all such previously-deferred interest, which aggregated $21.0 million. Concurrent with the payment of such deferred interest on the Subordinated Debentures, on April 15, 2004, the Capital Trust paid all previously-deferred distributions on the BUCS, which aggregated $21.0 million. Please see "Market and Market Prices."


     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of BUCS in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.


Purposes of the Exchange Offer

     The primary purposes of the exchange offer are to improve our consolidated balance sheet by reducing our outstanding indebtedness and increasing our stockholders' equity, and to eliminate the mandatory redemption obligation relating to the BUCS thereby increasing our future liquidity. For a discussion of the factors considered by our board of directors in making its decision to approve the exchange offer, please see "Description of the Exchange Offer--Background and Purposes of the Exchange Offer."

Conditions to the Exchange Offer

     The exchange offer is subject to various conditions, including the following:


     o the SEC declaring the registration statement of which this prospectus is a part and any post-effective amendment to this registration statement effective under the Securities Act of 1933, as amended; and

     o the approval by the holders of our common stock of the exchange offer described in this prospectus and of an amendment to our certificate of incorporation to increase the number of common and preferred shares that we are authorized to issue.



     Holders of our common stock will vote on both of the proposals described above at our annual stockholders' meeting scheduled to be held on August 5, 2004. Holders of approximately 52.8% of our outstanding common stock have indicated that they intend to have such shares represented at this meeting and to vote such shares for these proposals. If all such shares are voted as indicated, these proposals will be approved. See "Description of the Exchange Offer--Conditions to the Exchange Offer."


Tenders and Withdrawals of BUCS

     If you desire to tender your BUCS in the exchange offer, you must do one of the following, as appropriate:

     o if you hold BUCS through The Depository Trust Company ("DTC"), tender such BUCS pursuant to its Automated Tender Offer Program, or ATOP;

     o if you hold physical certificates evidencing BUCS, complete and sign a letter of transmittal and the other documents described in this prospectus to American Stock Transfer and Trust Company, the exchange agent for the exchange offer; or

     o if you hold BUCS through a broker or other third party, or in "street name," follow the instructions in this prospectus on how to instruct them to tender the BUCS on your behalf, as well as submit a letter of transmittal and the other documents described in this prospectus.

     If all conditions to the exchange offer are met or waived, promptly after the expiration date we will exchange all BUCS validly tendered and not withdrawn prior to the expiration date. We will determine in our reasonable discretion whether any BUCS have been properly tendered. Please carefully follow the instructions contained in this prospectus on how to tender your BUCS.

     If you decide to tender BUCS in the exchange offer, you may withdraw them at any time prior to the expiration of the exchange offer.


     Please see pages 42 through 43 for instructions on how to tender or withdraw your BUCS.


Acceptance of BUCS

     We will accept all BUCS validly tendered and not withdrawn as of the expiration of the exchange offer and will issue the Series A Preferred Stock promptly after expiration of the exchange offer. We will accept BUCS for exchange after the exchange agent has received a timely book-entry confirmation of transfer of BUCS into the exchange agent's account at DTC and a properly completed and executed letter of transmittal. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer.


Consequences to Holders of BUCS Who Do Not Exchange Their BUCS

     If all of the holders of the BUCS do not exchange their BUCS for Series A Preferred Stock, the unexchanged BUCS will remain outstanding without any change to their existing terms or provisions. However, because holders of BUCS representing approximately 42.9% of the outstanding BUCS have indicated that they intend to tender their BUCS in the exchange offer, we expect that the number of outstanding BUCS will be substantially lower after the completion of the exchange offer. We believe that this may reduce the liquidity of and price at which the remaining BUCS might trade after the exchange offer.

Amendment of the Exchange Offer

     We reserve the right not to accept any of the BUCS tendered, and otherwise to interpret or modify the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which BUCS may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Use of Proceeds; Fees and Expenses of the Exchange Offer

     We will not receive any cash proceeds from this exchange offer. BUCS that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. Accordingly, our issuance of Series A Preferred Stock will not result in any cash proceeds to us. We estimate that the approximate total cost of the exchange offer will be $300,000.

Tax Consequences to Holders of the BUCS


     We believe that the exchange of BUCS for Series A Preferred Stock will be treated as a recapitalization for U.S. federal income tax purposes. Accordingly, holders of BUCS who participate in the exchange offer generally will not recognize gain or loss in connection with the exchange. Please see "Material U.S. Federal Income Tax Considerations" beginning on page 48.


Tax Consequences to TIMET

     TIMET will recognize cancellation of indebtedness income for U.S. federal income tax purposes in an amount equal to the excess, if any, of the adjusted issue price of the Subordinated Debentures attributable to the exchanged BUCS over the fair market value of the Series A Preferred Stock on the date of the exchange. However, any income generated from the exchange would generally be offset against TIMET's existing net operating loss carryforward ($114 million at December 31, 2003) and would be reduced by the carrying value of any unamortized deferred financing costs related to the BUCS purchased in the exchange that will be written off. The exchange is not expected to result in a significant tax liability. Please see "Material U.S. Federal Income Tax Considerations--Consequences to TIMET."

Accounting Treatment-TIMET

     At the consummation of the exchange offer, all of the BUCS that are accepted for exchange in the exchange offer will be cancelled, the Subordinated Debentures related to the BUCS accepted for exchange will be eliminated from our consolidated balance sheet and the Series A Preferred Stock issued in exchange for the BUCS will be reflected as part of stockholders' equity on our consolidated balance sheet. For financial reporting purposes, with respect to all BUCS purchased in the exchange offer, we will recognize a gain or loss equal to the difference, if any, between the carrying value of the Subordinated Debentures eliminated from our consolidated balance sheet and the shares of Series A Preferred Stock issued in the exchange, which will be recorded at fair value on the date the exchange is completed, reduced by the carrying value of any unamortized deferred financing costs related to the BUCS purchased in the exchange offer that will be written off.

     For financial reporting purposes, interest expense on the Subordinated Debentures is included in the determination of our consolidated net income
(loss). Dividends on the Series A Preferred Stock would not be included in the determination of our consolidated net income (loss), although dividends on the Series A Preferred Stock would be included in the determination of net income
(loss) available for common stockholders.


     Please see "Selected Consolidated Financial Data" beginning on page 19, Unaudited Pro Forma Condensed Consolidated Financial Statements" beginning on page 22 and "Capitalization" on page 34.


Regulatory Approvals

     We may not complete the exchange offer until the registration statement, of which this prospectus is a part, is declared effective by the SEC. We are not aware of any other regulatory approvals necessary to complete the exchange offer.

TIMET

     TIMET was originally formed in 1950 and was incorporated in Delaware in 1955. TIMET is one of the world's leading producers of titanium sponge and titanium melted and mill products. We are the only producer with major titanium production facilities in both the United States and Europe, the world's principal markets for titanium consumption.


     On March 24, 2004, we announced that our board of directors had approved a five-for-one stock split to be paid in the form of a stock dividend to be declared and paid subsequent to the approval of our stockholders of the amendment to our certificate of incorporation to increase the number of our authorized shares. Following the approval of the amendment, we will file a certificate of amendment to our certificate of incorporation with the Delaware Secretary of State and apply to the New York Stock Exchange, on which our common stock is listed, for the listing of additional shares of our common stock to be issued in the stock split. The stock split will become effective on the business day following the later of the date on which our certificate of amendment is accepted for filing by the Delaware Secretary of State and the date on which our supplemental listing application is approved by the New York Stock Exchange. Stockholders of record at the close of business on the effective date will be entitled to receive four additional shares of our common stock for each share then held. The distribution of the additional shares will be made as soon as is practicable after the effective date of the stock split.


     Our executive offices are located at 1999 Broadway, Suite 4300, Denver, Colorado 80202; the telephone number at those offices is (303) 296-5600.


     For additional information concerning TIMET, please see "Where You Can Find More Information" beginning on page 65.


The Information Agent

     Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the exchange offer, at its address and telephone number set forth on the back cover of this prospectus.

The Exchange Agent

     American Stock Transfer and Trust Company will act as exchange agent for purposes of processing tenders and withdrawals of BUCS in the exchange offer. The addresses and telephone numbers of the exchange agent are set forth on the back cover of this prospectus.

     We will pay the exchange agent and information agent reasonable and customary fees for their services and will reimburse them for all of their reasonable out-of-pocket expenses.

Summary Comparison of BUCS to Series A Preferred Stock

     The following comparison of the terms of and certain of the related tax considerations relating to the BUCS and the Series A Preferred Stock is only a summary. For a more detailed description of the terms of the Series A Preferred Stock, please see "Description of the Series A Preferred Stock." For a more detailed discussion of the BUCS, please see "Description of the BUCS." For a more detailed discussion of the tax considerations, please see "Material U.S. Federal Income Tax Considerations."

                                                BUCS                                     Series A Preferred Stock
                                  ----------------------------                     -----------------------------------
Issuer                    TIMET Capital Trust I                             Titanium Metals Corporation

Securities Offered        4,024,820 6 5/8% Convertible Preferred Securities,4,024,820 shares of 6 3/4% Series A Convertible
                          Beneficial Unsecured Convertible Securities       Preferred Stock

Liquidation Preference    $50 per BUCS.                                     $50 per share.


Distributions/ Dividends  Payable quarterly in arrears at the annual rate   Accumulate from the initial issuance date and
                          of 6 5/8% of the liquidation preference           payable quarterly in arrears, when, as and if
                          (equivalent to $3.3125 per BUCS per year) on      declared by our board of directors, at the rate
                          each March 1, June 1, September 1 and December    of 6 3/4% of the liquidation preference (equivalent
                          1, subject to the extension of the payment        to $3.375 per share per year).  We currently
                          periods described below.  Our U.S. bank credit    intend to pay such dividends.  Our U.S. bank
                          facility currently permits the payment of         credit facility currently permits the payment of
                          distributions on the BUCS unless excess           dividends on the Series A Preferred Stock unless
                          availability, as determined under the credit      excess availability, as determined under the
                          facility, is less than $25 million.               credit facility, is less than $25 million.  In
                                                                            addition, if any BUCS remain outstanding after the
                                                                            consummation of the exchange offer, the BUCS will
                                                                            be senior to the Series A Preferred Stock with
                                                                            respect to dividend rights, and we may not pay
                                                                            dividends on the Series A Preferred Stock if we
                                                                            have exercised our right to defer interest payments
                                                                            on the Subordinated Debentures.  Please see the
                                                                            Risk Factor entitled "Our ability to pay cash
                                                                            dividends on the Series A Preferred Stock is subject
                                                                            to restrictions."



Option to Extend          Payment of distributions may be deferred for      None, however dividends will be paid only when,
Distribution Payment      successive periods not exceeding 20               as and if declared by our board of directors.
Periods                   consecutive quarters.  Deferred distributions     Dividends will accrue whether or not declared.  No
                          will continue to accumulate, compounded           interest will be payable in respect of any dividend
                          quarterly at the distribution rate. If BUCS are   payment that may be in arrears.
                          converted into common stock during an
                          extension period, the holder will not generally
                          be entitled to receive any accumulated and
                          unpaid distributions with respect to such BUCS.

                                                BUCS                                     Series A Preferred Stock
                                  ----------------------------                     -----------------------------------

Taxation of               As a result of the Capital Trust's right to defer Dividends are taxable only when paid.  Dividends
Distributions/            distribution payments, holders must include       that are qualified dividends paid to persons or
Dividends                 original interest discount (which will continue   entities that are taxed as individuals through 2008
                          to accrue during extension periods) as income     will generally be taxed at the long-term capital
                          on an accrual basis before the receipt of cash.   gains rate, which currently is a maximum of 15%,
                                                                            subject to certain limitations. Corporate holders
                          Because income accruing constitutes interest      are entitled to a dividends-received deduction for
                          for federal income tax purposes, corporate        dividends received.  See "Material U.S. Federal
                          holders thereof will not be entitled to a         Income Tax Considerations - Series A Preferred
                          dividends-received deduction for any              Stock".
                          distributions received.


Conversion                Convertible into .1339 of a share of TIMET        Convertible into one-third of a share of TIMET
                          common stock (at a conversion price of $373.40    common stock (at a conversion price of $150.00
                          per share.)  Assuming the consummation of our     per share.)  Assuming the consummation of our
                          proposed five-for-one stock split, convertible    proposed five-for-one stock split, convertible
                          into .6695 of a share of TIMET common stock (at   into one and two-thirds shares of TIMET common
                          a conversion price of $74.68 per share),          stock (at a conversion price of $30.00 per
                          subject to adjustment.                            share), subject to adjustment.

Ranking                   On parity, and payments will be made on a pro     With respect to dividend rights and rights upon
                          rata basis, with the common securities of the     our liquidation, dissolution or winding up:
                          Capital Trust, except that upon the occurrence
                          of an event of default under the declaration of   o   senior to all classes or series of our
                          trust of the Capital Trust, the rights of the         common stock, and to any other class or
                          holders of BUCS to receive payment of periodic        series of our capital stock issued by us not
                          distributions and payments upon liquidation,          referred to in the second and third bullet
                          redemption and otherwise will be senior to the        points of this paragraph;
                          rights of the holders of such common securities.
                                                                            o   on parity with all equity securities issued by
                                                                                us in the future the terms of which specifically
                                                                                provide that such equity securities rank on a
                                                                                party with the Series A Preferred Stock with
                                                                                respect to dividend rights or rights upon our
                                                                                liquidation, dissolution or winding up.

                                                                            o   junior to all equity securities issued by us in
                                                                                the future the terms of which specifically
                                                                                provide that such equtiy securities rank senior
                                                                                to the Series A Preferred Stock with respect to
                                                                                dividend rights or rights upon our liquidation,
                                                                                dissolution or winding up.

                                       10


                                                BUCS                                     Series A Preferred Stock
                                  ----------------------------                     -----------------------------------


Voting Rights             None prior to conversion.                         Generally none.  However, if dividends are in
                                                                            arrears for twelve or more quarterly periods,
                                                                            holders will be entitled to vote for the election
                                                                            of one additional director until all dividend
                                                                            arrearages and the dividend for the then current
                                                                            period have been paid or declared and a sum
                                                                            sufficient for the payment thereof set aside for
                                                                            payment.  In addition, some changes that would be
                                                                            materially adverse to the rights of holders of
                                                                            the Series A Preferred Stock cannot be made
                                                                            without the affirmative vote of the holders of at
                                                                            least two-thirds of the shares of Series A
                                                                            Preferred Stock, voting as a single class.  For
                                                                            additional considerations relating to your voting
                                                                            rights, please see the Risk Factor entitled "Our
                                                                            principal stockholder and some of our directors
                                                                            and officers have interests in the exchange offer
                                                                            that are different from, or in addition to, or
                                                                            that might conflict with, the interests of the
                                                                            holders of the BUCS or the Series A Preferred
                                                                            Stock."

Optional Redemption       Redeemable at our option at the following         We may not redeem any shares of Series A
                          prices (expressed as percentages of the           Preferred Stock at any time before the third
                          principal amount of the Subordinated              anniversary of the date of issuance.  At any time
                          Debentures held by the Capital Turst) for         and from time to time on or after the third
                          redemption during the 12-month period             anniversary of the date of issuance, we may
                          beginning December 1:                             redeem all or part of the Series A Preferred Stock
                               YearRedemption Prices                        for cash at a redemption price equal to 100% of the
                               ---------------------                        liquidation preference, plus accumulated but
                               2003     101.9875%                           unpaid dividends, if any, to the redemption date,
                               2004     101.3250%                           but only if, prior to the date we give notice of such
                               2005     100.6625%                           redemption, the closing sale price of our common
                          and 100% on or after December 1, 2006.            stock has exceeded the conversion price in effect
                                                                            for 30 consecutive trading days, subject to
                          Our U.S. bank credit facility currently permits   adjustment.  If dividends on the Series A Preferred
                          the redemption of BUCS unless excess              Stock are in arrears, we may not redeem any
                          availability, as determined under the credit      shares of Series A Preferred Stock. In addition,
                          facility, is less than $25 million.               our U.S. bank credit facility currently permits the
                                                                            redemption of the Series A Preferred Stock unless
                                                                            excess availability, as determined under the credit
                                                                            facility, is less than $25 million.  Also, if any
                                                                            BUCS remain outstanding after the consummation
                                                                            of the exchange offer, we may not redeem the
                                                                            Series A Preferred Stock during any period in
                                                                            which we have exercised our right to defer interest
                                                                            payments on the Subordinated Debentures.


Mandatory Redemption      The Capital Trust must redeem the BUCS on         None.
                          December 1, 2026, upon acceleration of the
                          Subordinated Debentures or upon early
                          redemption of the Subordinated Debentures.


Guarantee                 TIMET has irrevocably guaranteed, on a            None.
                          subordinated and unsecured basis, certain
                          payments of distribution, redemption and
                          liquidation preferences with respect to the
                          BUCS.


                                  RISK FACTORS


     An investment in the Series A Preferred Stock involves a number of risks. Some of these risks are also applicable to ownership of BUCS. Risks related specifically to your participation or failure to participate in the exchange offer, and risks related to ownership of the Series A Preferred Stock that would not be applicable to risks related to ownership of the BUCS, are discussed under the caption "Risks Relating to the Exchange Offer." Risks related to ownership of the Series A Preferred Stock that would also be applicable to risks related to ownership of the BUCS are discussed under the captions "Risks Relating to Ownership of our Securities" and "Risks Relating to our Business."


     You should carefully consider the risks described below in deciding whether to tender your BUCS.

Risks Relating to the Exchange Offer


Our principal stockholder and some of our directors and officers have interests in the exchange offer that are different from, or in addition to, or that might conflict with, the interests of the holders of the BUCS or the Series A Preferred Stock.

     Our board of directors was aware of these interests when it approved the exchange offer. These interests are described below and in the section entitled "Conflicts of Interest."

     Harold C. Simmons may be deemed to beneficially own 1,614,700 BUCS, representing approximately 40.1% of the outstanding BUCS. This is comprised of 1,600,000 BUCS directly owned by Mr. Simmons' spouse and 14,700 BUCS directly owned by Valhi. Mr. Simmons' spouse and Valhi have indicated that they intend to tender the BUCS they directly own in the exchange offer. Assuming that these BUCS are so tendered, and depending upon how many other BUCS are tendered, upon the consummation of the exchange offer, Mr. Simmons could be deemed to beneficially own at least a majority of the outstanding shares of Series A Preferred Stock. In such a case, Mr. Simmons would control the voting rights of the holders of the Series A Preferred Stock with respect to the election of an additional director in the event that dividends on the Series A Preferred Stock are in arrears for 12 quarterly periods. In addition, the affirmative vote of holders of at least two-thirds of the outstanding shares of Series A Preferred Stock is required to approve certain transactions that may adversely affect such holders. If Mr. Simmons could be deemed to beneficially own in excess of two-thirds of the outstanding shares of Series A Preferred Stock, he would also control the voting rights of the holders of the Series A Preferred Stock with respect to these matters, thereby limiting the value or importance of the voting rights associated with the Series A Preferred Stock.


     Assuming the conversion of only the BUCS that Valhi and Mr. Simmons own or may be deemed to beneficially own, Mr. Simmons may be deemed to beneficially own approximately 55.1% of our outstanding shares of common stock. Mr. Simmons is the Chairman of the Board of Contran, Valhi and Tremont LLC, a wholly-owned subsidiary of Valhi. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Mr. Simmons, of which Mr. Simmons is the sole trustee, or is held by Mr. Simmons or persons or other entities related to Mr. Simmons. Mr. Simmons may be deemed to control each of Contran, Valhi, Tremont LLC and TIMET. Mr. Simmons disclaims beneficial ownership of all shares of our common stock and BUCS.


     Glenn R. Simmons, the brother of Harold C. Simmons, is Vice Chairman of the Board of each of Contran, Valhi and Tremont LLC and a director of TIMET. Steven
L. Watson is President and a director of each of Contran and Tremont LLC; President, Chief Executive Officer and a director of Valhi; and a director of TIMET. Messrs. Simmons and Watson owe fiduciary duties to these other entities and their stockholders and these duties may conflict with the fiduciary duties they owe to us and our stockholders. As a director or executive officer of Valhi and Tremont LLC, each of Messrs. Simmons and Watson may be deemed to beneficially own 35,200 shares of TIMET common stock and 14,700 BUCS owned by Valhi and 1,261,850 shares of TIMET common stock owned by Tremont LLC, although each disclaims beneficial ownership of such securities.

     J. Landis Martin, our Chairman of the Board, President and Chief Executive Officer, beneficially owns 113,000 BUCS, representing 2.8% of the outstanding
BUCS. Mr. Martin has indicated that he intends to tender these BUCS in the exchange offer. Assuming the conversion of only the BUCS that Mr. Martin beneficially owns and the exercise of all of his exercisable stock options, Mr. Martin may be deemed to beneficially own approximately 4.6% of our outstanding shares of common stock.


     Please see "Conflicts of Interest."

We have not obtained a third-party determination that the exchange offer is fair to holders of the BUCS and the exchange ratio may not represent a fair valuation of the BUCS or the Series A Preferred Stock.

     The exchange offer has been unanimously approved by the outside members of our board of directors and unanimously approved by our entire board of directors with J. Landis Martin (who beneficially owns 113,000 BUCS) abstaining. None of the other members of our board of directors abstained from such votes. Our board of directors has not made any determination that the exchange ratio represents a fair valuation of the BUCS or the Series A Preferred Stock, and we have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. In addition, we have not authorized anyone to make a recommendation regarding the exchange offer. The value of the Series A Preferred Stock may not equal or exceed the value of the BUCS, and we do not take a position or make a recommendation as to whether you ought to participate in the exchange offer.

The Series A Preferred Stock will be subordinate to our indebtedness and to the BUCS, and the terms of our indebtedness or the BUCS could prevent us from fulfilling our obligations under the Series A Preferred Stock.

     We have credit facilities in the United States and Europe (principally the United Kingdom). At March 31, 2004, we had no outstanding borrowings under these facilities, and our borrowing availability under all of these facilities aggregated approximately $134 million. Our U.S. bank credit facility permits the payment of dividends and redemption of the Series A Preferred Stock, in each case unless excess availability, as defined in the credit facility, is less than $25 million. If we borrow under our U.S. credit facility in the future, we may not be able to make dividend payments on or redeem the Series A Preferred Stock.

     At March 31, 2004, the aggregate principal amount of the outstanding Subordinated Debentures was approximately $207.5 million. If any BUCS remain outstanding after the consummation of the exchange offer, the BUCS will be senior to the Series A Preferred Stock with respect to dividend rights, and, unless we have exercised our right to defer interest payments on the Subordinated Debentures, we may pay dividends on the Series A Preferred Stock. Also, we may not redeem the Series A Preferred Stock during such an interest deferral period.

     In addition, in the event of our bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our indebtedness and other liabilities, including the Subordinated Debentures, will rank senior to the Series A Preferred Stock, and the holders of any of our indebtedness and other liabilities will be entitled to satisfaction of any amounts owed them prior to payment of the liquidation preference of any capital stock, including the Series A Preferred Stock.

Risks Relating to Ownership of our Securities

If an active trading market for the Series A Preferred Stock does not develop following the exchange offer, you may not be able to resell your Series A Preferred Stock.

     As is the case with respect to the BUCS, there is currently no public market for the Series A Preferred Stock. We have not applied and we do not intend to apply for the listing of the Series A Preferred Stock on any securities exchange or for the inclusion of the Series A Preferred Stock in any automated quotation system. Therefore, as is the case with respect to the BUCS, it is not likely that an active trading market for the Series A Preferred Stock will develop or be sustained. In addition, the liquidity of any trading market in the Series A Preferred Stock and the market price quoted for shares of Series A Preferred Stock may be impacted by changes in the overall market for these securities and by changes in our financial performance or prospects or in the prospects of companies in our industry generally. Investors' interest may not lead to a liquid trading market and the market price of the Series A Preferred Stock may be volatile. Accordingly, you may not be able to resell your Series A Preferred Stock at prices at or above either the historical sales prices for the BUCS or the value of the Series A Preferred Stock at the time of acceptance of tenders of BUCS for exchange, or at all.

The market value of our securities could fluctuate due to various factors, some of which are beyond our control.

     As with other securities, including the BUCS, the trading price of the Series A Preferred Stock will depend on many factors, some of which are beyond our control and all of which may change from time to time, including:


     o prevailing interest rates, increases in which may have an adverse effect on the trading price of the Series A Preferred Stock;

     o    the market for similar securities;

     o    general economic and financial market conditions;

     o the attractiveness of securities of companies in our industry, in comparison to other companies;

     o the market's perception of our growth potential and potential future cash dividends;

     o    government action or regulation; and

     o    our financial condition, performance and prospects.


     Because the Series A Preferred Stock is convertible into shares of our common stock, the trading price of the Series A Preferred Stock may be affected by fluctuations in the market price of our common stock. The price of our common stock has fluctuated significantly. See "Market and Market Prices" on page 35.

     We also may issue from time to time additional shares of Series A Preferred Stock or shares of preferred stock of a different class or series. Sales of substantial amounts of additional shares of preferred stock, or the issuances of preferred stock with rights and preferences different from those of the Series A Preferred Stock, or the perception that these sales or issuances could occur, may reduce the prevailing market price for the Series A Preferred Stock. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

Our business operations may not generate the cash needed to service our indebtedness and pay dividends on our securities.

     Our ability to make payments on our indebtedness, including the BUCS, and pay dividends on our securities, including the Series A Preferred Stock, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We may not generate sufficient cash flow in the future, or be able to borrow sufficient amounts of cash, to enable us to make payments on our indebtedness and pay dividends on our securities or to fund our other liquidity needs.

Our ability to pay cash dividends or interest on our securities may be subject to restrictions.

     In addition to the current restrictions discussed in the risk factor above entitled "The Series A Preferred Stock will be subordinate to our indebtedness and to the BUCS, and the terms of our indebtedness or the BUCS could prevent us from fulfilling our obligations under the Series A Preferred Stock," our ability to pay dividends on our securities, including the Series A Preferred Stock, or interest on the BUCS, may be restricted under the terms of future agreements governing our indebtedness. Also, under Delaware law, we can generally make payments of cash dividends only from our "surplus" (the excess of our total assets over the sum of our total liabilities plus the amount of our capital as determined by our board of directors) or profits from the year in which the dividend is paid or the prior year; however, we may not have any surplus.

Risks Relating to Our Business


The cyclical nature of the industries in which our customers operate cause their demand for our products to be cyclical, creating uncertainty regarding our future profitability.

     The titanium industry in general, and TIMET specifically, has historically derived a substantial portion of its business from the aerospace industry. Consequently, the cyclical nature of the aerospace industry has been the principal driver of the historical fluctuations in our performance. Over the past 25 years, the titanium industry had cyclical peaks in mill product shipments in 1989, 1997 and 2001 and cyclical lows in 1983, 1991 and 1999. Current indications are that 2002 or 2003 could be another cyclical low. Demand for titanium reached its highest level in 1997, when industry mill product shipments reached approximately 60,000 metric tons. However, since that peak, industry mill product shipments have fluctuated significantly, primarily due to a continued change in demand for titanium from the commercial aerospace sector but also due to geopolitical instability and the economic impact of terrorist threats and attacks. Sales of our products to the aerospace industry accounted for between 67% and 70% of our total sales revenue in each of the last three years. Events that could adversely affect the aerospace industry, such as future terrorist attacks, or reduced orders from commercial airlines resulting from continued operating losses at the airlines, or reduced military spending, could significantly decrease our results of operations, and our business and financial condition could significantly decline.


Adverse changes to or interruptions in our relationships with our major aerospace customers could reduce our revenues.

     In 2003, approximately 68% of our revenues represented sales to the aerospace industry. Sales under long-term agreements with certain customers in the aerospace industry accounted for approximately 41% of our revenues. If we are unable to maintain our relationships with our major aerospace customers, including The Boeing Company, Rolls Royce plc and its German and U.S. affiliates, United Technologies Corporation (Pratt & Whitney and related companies) and Wyman Gordon Company, under the long-term agreements that we have with these customers, our sales could decrease substantially.

Our failure to develop new markets would result in our continued dependence on the cyclical aerospace industry and our operating results would, accordingly, remain cyclical.

     In an effort to reduce our dependence on the aerospace market and to increase our participation in other markets, we have been devoting resources to developing new markets and applications for our products, principally in the automotive and other emerging markets for titanium. Developing these emerging market applications involves substantial risk and uncertainties due to the fact that titanium must compete with less expensive alternative materials in these potential markets or applications. We may not be successful in developing new markets or applications for our products, significant time may be required for such development and uncertainty exists as to the extent to which we will face competition in this regard.

Our dependence upon certain critical raw materials that are subject to price and availability fluctuations could lead to increased costs or delays in the manufacture and sale of our products.

     We rely on a limited number of suppliers around the world, and principally on those located in Australia, for our supply of titanium-containing rutile ore, one of the primary raw materials used in the production of titanium sponge,. We currently obtain chlorine, another of the primary raw materials used in the production of titanium sponge, from a single supplier near our sponge plant in Henderson, Nevada. Also, we cannot supply all our needs for all grades of titanium sponge internally and are therefore dependent on third parties for a substantial portion of our sponge requirements. Purchase prices and availability of these critical materials are subject to volatility. At any given time, we may be unable to obtain an adequate supply of these critical materials on a timely basis, on price and other terms acceptable to us, or at all.

     We anticipate that in 2004, approximately one-half of the scrap we will utilize will be purchased from a wide range of external suppliers, including customers, collectors, processors and brokers. We also sell scrap, usually in a form or grade that we cannot economically recycle. Market forces can significantly impact the supply or cost of externally produced scrap. During cycles in the titanium business, the amount of scrap generated in the supply chain varies. During the middle of the cycle, scrap generation and consumption are in relative equilibrium, minimizing disruptions in supply or significant changes in market prices for scrap. Increasing or decreasing cycles tend to cause significant changes in the market price of scrap. Early in the titanium cycle, when the demand for titanium melted and mill products begins to increase, our requirements (and those of other titanium manufacturers) precede the increase in scrap generation by downstream customers and the supply chain, placing upward pressure on the market price of scrap. The opposite situation occurs when demand for titanium melted and mill products begins to decline, placing downward pressure on the market price of scrap. As a net purchaser of scrap, we are susceptible to price increases during periods of increasing demand.

     All of our major competitors utilize scrap as a raw material in their melt operations. In addition to use by titanium manufacturers, titanium scrap is used in certain steel-making operations. Current demand for these steel products, especially from China, have produced a significant increase in demand for titanium scrap at a time when titanium scrap generation rates are at low levels because of the lower commercial aircraft build rates. These events are expected to cause a relative shortage of titanium scrap in 2004, resulting in tight supply and higher prices, which will directly impact the scrap we purchase from external sources. We may not be able to recover these material costs via higher selling prices to our customers.

We have experienced recent operating and net losses and may not be profitable in the future.

     We have incurred operating losses during each of 2002, 2000 and 1999, and incurred net losses in each of the last five years. As of March 31, 2004, we had an accumulated deficit of approximately $141.1 million.

     Our ability to achieve profitability in the future is dependent upon a number of factors, including the following:

     o market demand and prices for titanium products, particularly demand and pricing in the aerospace industry;

     o our ability to increase prices for titanium products to a level that exceeds any increases in materials or production costs;

     o the avoidance of any material adverse developments either in the capacity utilization for the production of titanium sponge or the availability of titanium scrap; and

     o    favorable general economic conditions throughout the world.

Reductions in, or the complete elimination of, any or all tariffs on imported titanium products into the United States, including expansion of the generalized system of preferences or GSP program to unwrought titanium products, could lead to increased imports of foreign sponge, ingot and mill products into the U.S. and an increase in the amount of such products on the market generally, which could decrease pricing for our products.

     In the U.S. titanium market, the increasing presence of non-U.S. participants has become a significant competitive factor. Until 1993, imports of foreign titanium products into the U.S. had not been significant. This was primarily attributable to relative currency exchange rates and, with respect to Japan, Russia, Kazakhstan and Ukraine, import duties (including antidumping duties). However, since 1993, imports of titanium sponge, ingot and mill products, principally from Russia and Kazakhstan, have increased and have had a significant competitive impact on the U.S. titanium industry.

     Generally, imports of titanium products into the U.S. are subject to a 15% "normal trade relations" tariff. For tariff purposes, titanium products are broadly classified as either wrought (e.g., billet, bar, sheet, strip, plate and tubing) or unwrought (e.g., sponge, ingot and slab).

     The U.S. maintains a trade program, referred to as the generalized system of preferences or GSP program, designed to promote the economies of a number of lesser-developed countries (referred to as "beneficiary developing countries") by eliminating duties on a specific list of products imported from any of these beneficiary developing countries. Of the key titanium producing countries outside the U.S., Russia and Kazakhstan are currently regarded as beneficiary developing countries under the GSP program.


     For most periods since 1993, imports of titanium wrought products from any beneficiary developing country (notably Russia, as a producer of wrought products) were exempted from U.S. import duties under the GSP program. In 2002, we filed a petition seeking the removal of duty-free treatment under the GSP program for imports of titanium wrought products into the U.S. from Russia. Action on this petition is currently pending.


     In 2002, Kazakhstan filed a petition with the Office of the U.S. Trade Representative seeking GSP status on imports of titanium sponge into the U.S., which, if granted, would have eliminated the 15% tariff currently imposed on titanium sponge imported into the U.S. from any beneficiary developing country (notably Russia and Kazakhstan, as producers of titanium sponge). On July 1, 2003, Kazakhstan's petition was denied.

     We may not be successful in resisting efforts to eliminate duties on sponge and unwrought titanium products, or pursuing the removal of GSP status for titanium wrought products.

We may be unable to reach satisfactory collective bargaining agreements with unions representing a significant portion of our employees.

     Our production, maintenance, clerical and technical workers in Toronto, Ohio, and our production and maintenance workers in Henderson, Nevada, are represented by the United Steelworkers of America under contracts expiring in June 2005 and October 2004, for the respective locations. Approximately 60% of the salaried and hourly employees at our European facilities are represented by various European labor unions. Our labor agreement with our U.K. employees expires in 2005, and the agreement with our French employees runs through 2004. We will be negotiating a new labor contract with our Henderson, Nevada hourly workforce in the third quarter of 2004.

     A labor dispute or work stoppage could materially decrease our operating results. We may not succeed in concluding collective bargaining agreements with the unions to replace expiring agreements.

Because we are subject to environmental and worker safety laws and regulations, we may be required to remediate the environmental effects of our operations or take steps to modify our operations to comply with these laws and regulations, which could reduce our profitability.

     Our operations are governed by various federal, state, local and foreign environmental and worker safety laws and regulations. Throughout the history of our operations, we have used and manufactured, and currently use and manufacture, substantial quantities of substances that are considered hazardous, extremely hazardous or toxic under environmental and worker safety and health laws and regulations. As a result, risk of environmental, health and safety issues is inherent in our operations. Our operations pose a continuing risk of accidental releases of, and worker exposure to, hazardous or toxic substances. We could incur substantial cleanup costs, fines and civil or criminal sanctions, third party property damage or personal injury claims as a result of violations or liabilities under these laws or non-compliance with environmental permits required at our facilities. In addition, government environmental requirements or the enforcement thereof may become more stringent in the future. Some or all of these risks may result in liabilities that would reduce our profitability.

The titanium metals industry is highly competitive and we may not be able to compete successfully.

     Producers of metal products, such as steel and aluminum, maintain forging, rolling and finishing facilities. Such facilities could be used or modified without substantial expenditures to process titanium mill products, which could lead to increased competition and decreased pricing for our titanium products. In addition, many factors, including the historical presence of excess capacity in the titanium industry, work to intensify the price competition for available business at low points in the business cycle.

Our principal stockholder is in a position to affect our ongoing operations, corporate transactions and other matters, which could reduce the prices of our securities.


     Assuming the conversion of only the BUCS that Harold C. Simmons may be deemed to beneficially own, Mr. Simmons may be deemed to beneficially own approximately 55.1% of our outstanding shares of common stock, including the shares that his spouse and Valhi would receive upon conversion of their BUCS. As a result, Mr. Simmons will be able to determine the outcome of all corporate actions requiring stockholder approval. For example, Mr. Simmons will continue to control decisions with respect to:


     o    the election and removal of directors;

     o    mergers or other business combinations involving us;

     o    future issuances of our securities; and

     o    amendments to our certificate of incorporation and by-laws.

     Any exercise by Mr. Simmons of his control rights may be in his own best interest but may not be in the best interest of us and our other stockholders. Mr. Simmons' ability to control us may also make investing in our securities less attractive. These factors in turn may reduce the prices of our securities.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected historical financial data as of and for each of the five years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from our audited consolidated financial statements. The selected historical financial data as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 have been derived from our unaudited consolidated financial statements. These selected historical data are not necessarily indicative of future operations. The earnings (loss) per share and cash dividends per share data shown below has been restated to give effect to the one-for-ten reverse stock split that became effective after the close of trading on February 14, 2003.

     These selected historical financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and accompanying notes included in our 2003 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, each of which has been incorporated into this prospectus by reference.



                                             Three months ended
                                                  March 31,                       Year ended December 31,
                                            ---------------------   -----------------------------------------------------
                                              2004        2003       2003       2002       2001       2000       1999
                                             ------      ------     ------     ------     ------     ------     ------
                                                      ($ in millions, except per share and selling price data)
STATEMENT OF OPERATIONS DATA:
   Net sales                                $    120.5 $     99.3  $    385.3 $    366.5 $    486.9 $    426.8 $    480.0
   Gross margin                                   12.4        1.0        17.0       (3.1)      39.9        3.9       25.5
   Operating income (loss) (1)                     2.8       (8.1)        5.4      (20.8)      64.5      (41.7)     (31.4)
   Interest expense (7)                            4.3        4.2        16.4       17.1       18.3       21.5       20.8
   Net income (loss) (1)                    $     (1.7)$    (13.6) $    (13.1)$   (111.5)$    (41.8)$    (38.9)$    (31.4)
   Earnings (loss) per share:
     Basic and diluted (1)(2)(6)            $    (0.52)$     (4.29)$    (4.12)$   (35.29)$   (13.26)$   (12.40)$   (10.01)
   Cash dividends per share (6)             $      -   $      -    $      -   $      -   $      -   $      -   $      1.20
   Ratio of earnings to fixed charges (9)          0.9      N/A           0.4     N/A           0.5     N/A        N/A

BALANCE SHEET DATA:
   Cash and cash equivalents (8)            $     35.0      N/A    $     37.3 $      6.4 $     24.5 $      9.8 $     20.7
   Total assets (1)(7)                           603.3      N/A         567.4      570.1      705.6      765.7      889.4
   Bank indebtedness (3)                           -        N/A           -         19.4       12.4       44.9      117.4
   Capital lease obligations                      10.3      N/A          10.3       10.2        8.9        8.8       10.1
   Debt payable to Capital Trust                 207.5      N/A         207.5      207.5      207.5      207.5      207.5
   Stockholders' equity                     $    163.4      N/A    $    158.8 $    159.4 $    298.1 $    357.5 $    408.1

OTHER OPERATING DATA:
   Cash flows provided (used) by:
     Operating activities                   $     14.2 $     26.8  $     65.8 $    (13.6)$     62.6 $     65.4 $     19.5
     Investing activities                        (16.1)      (1.5)      (14.5)      (7.5)     (16.1)      (4.2)     (21.7)
     Financing activities                         (0.4)      (5.1)      (22.1)       3.6      (31.4)     (72.8)       8.6
       Net provided (used)                  $     (2.3)$     20.2  $     29.2 $    (17.5)$     15.1 $    (11.6)$      6.4

   Mill product shipments (4)                      2.9        2.3         8.9        8.9       12.2       11.4       11.4
   Average mill product prices (4)          $    31.00 $    31.80  $    31.50 $    31.40 $    29.80 $   28.70  $   33.00
   Melted product shipments (4)                    1.4        1.0         4.7        2.4        4.4        3.5        2.5
   Average melted product prices (4)        $    12.25 $    13.05  $    12.15 $    14.50 $    14.50 $   13.65  $   14.20
   Active employees at period end                2,092      N/A         2,055      1,956      2,410     2,220      2,350
   Order backlog at period end(5)           $    220.0      N/A    $    180.0 $    165.0 $    225.0 $    245.0 $    195.0
   Capital expenditures                     $      3.3 $      1.5  $     12.5 $      7.8 $     16.1 $     11.2 $     24.8
-----------------------

(1) See the notes to the consolidated financial statements and Item 7 - MD&A for items that materially affect the annual 2003, 2002 and 2001 periods included in our 2003 Annual Report on Form 10-K incorporated into this prospectus by reference. See the notes to the consolidated financial statements and Item 2 - MD&A for items that materially affect the interim 2004 and 2003 periods included in our Quarterly Report on Form 10-Q incorporated into this prospectus by reference. In 2000, we recorded (i) a $2.0 million gain on the termination of a sponge purchase agreement with Union Titanium Sponge Corporation at the operating income (loss) level,
     (ii) a $1.2 million gain on the sale of a castings joint venture at the non-operating income (loss) level and (iii) a $1.3 million loss on early extinguishment of debt at the non-operating income (loss) level. In 1999, we recorded $4.5 million of pre-tax restructuring charges at the operating income (loss) level.


(2)  Antidilutive in all periods.

(3)  Bank indebtedness represents notes payable and current and noncurrent debt.

(4) Shipments in thousands of metric tons. Average selling prices stated per kilogram.

(5)  Order backlog is defined as unfilled  purchase orders,  which are generally
     subject  to  deferral  or   cancellation  by  the  customer  under  certain
     conditions.

(6) Amounts have been adjusted to reflect our one-for-ten reverse stock split, which became effective after the close of trading on February 14, 2003.

(7) Amounts have been retroactively restated from prior year presentation based upon our deconsolidation of the Capital Trust. See Notes 2 and 12 to the consolidated financial statements included in our 2003 Annual Report on Form 10-K incorporated by reference into this prospectus.

(8)  Includes restricted cash and cash equivalents.


(9) For the years ended December 31, 2003, 2002, 2001, 2000 and 1999, fixed charges exceeded earnings available for fixed charges by $10.7 million,
     $68.7 million, $10.8 million, $57.2 million and $44.4 million, respectively. For the three months ended March 31, 2004 and 2003, fixed charges exceeded earnings available for fixed charges by $0.7 million and $12.9 million, respectively.

     The following selected unaudited pro forma financial data as of March 31, 2004 and for the year ended December 31, 2003 and the three months ended March 31, 2004 have been derived from, and should be read in conjunction with, our Unaudited Pro Forma Condensed Consolidated Financial Statements which are included in this prospectus. The Full Exchange Pro Formas assume holders representing all 4,024,820 of the BUCS will exchange their BUCS for 4,024,820 shares of TIMET's new Series A Preferred Stock in the exchange offer, while the Partial Exchange Pro Formas assume that holders representing only 42.9% of the BUCS, or 1,727,700 BUCS (consisting of the BUCS held by certain of our affiliates that have indicated that they intend to tender their BUCS in the exchange offer) will exchange their BUCS for 1,727,700 shares of TIMET's new Series A Preferred Stock in the exchange offer. While such Unaudited Pro Forma Condensed Consolidated Financial Statements are based on adjustments that we deem appropriate and that are factually supportable based on currently available data, the pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been, nor does this information purport to project our future financial position or results of operations following completion of the exchange offer.


                                                    Full Exchange Pro Formas         Partial Exchange Pro Formas
                                                 --------------------------------  -------------------------------
                                                  Year ended       Three months      Year ended      Three months
                                                 December 31,    ended March 31,    December 31,         ended
                                                     2003              2004             2003        March 31, 2004
                                                 ------------  ------------------  --------------  ---------------
                                                          (In millions, except per share data and ratios)

         STATEMENT OF OPERATIONS DATA:
  Net sales                                     $   385.3    $       120.5     $       385.3    $       120.5
  Gross margin                                       17.0             12.4              17.0             12.4
  Operating income                                    5.4              2.8               5.4              2.8
  Interest expense                                    1.7              0.6              10.3              2.7
  Income (loss) from continuing operations            1.4              1.9              (6.8)            (0.1)
  Loss from continuing operations available to
     common stockholders                            (12.2)            (1.5)            (12.6)            (1.6)

  Basic and diluted net loss per share
     available to common stockholders           $   (3.84)  $        (0.47)   $        (3.94)  $        (0.50)

  Ratio of earnings to combined fixed charges
     and preferred dividends                          1.2              1.7               0.8              1.2

   BALANCE SHEET DATA AS OF MARCH 31, 2004:
  Cash and cash equivalents                                      $     10.4                      $        10.4
  Total assets                                                        567.3                              578.0
  Bank indebtedness                                                     -                                  -
  Capital lease obligations                                            10.3                               10.3
  Debt payable to Capital Trust                                         -                                121.1
  Stockholders' equity                                                357.7                              246.6

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     We have presented two sets of unaudited pro forma condensed consolidated financial statements:

     o Full Exchange Pro Formas, which assume holders representing all of the BUCS will exchange their BUCS for shares of TIMET's new Series A Preferred Stock in the exchange offer, and

     o Partial Exchange Pro Formas, which assume that holders representing only 42.9% of the BUCS (consisting of the BUCS held by certain of our affiliates that have indicated that they intend to tender their BUCS in the exchange offer) will exchange their BUCS for shares of TIMET's new Series A Preferred Stock in the exchange offer.

     Both the Full Exchange version and Partial Exchange version of the Unaudited Pro Forma Condensed Consolidated Balance Sheets as of March 31, 2004 give effect to (i) our payment of all deferred distributions on the BUCS and interest accrued thereon and (ii) the completion of the exchange offer and associated transactions, in each case as if such transactions had occurred on March 31, 2004. In addition, the Full Exchange version of the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2004 assumes the termination of the Capital Trust as if it occurred on March 31, 2004.

     Similarly, both the Full Exchange version and Partial Exchange version of the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2003 and the three months ended March 31, 2004 give effect to the completion of the exchange offer and associated transactions as if such transactions had occurred as of January 1, 2003. In addition, the Full Exchange version of the Unaudited Pro Forma Condensed Consolidated Statement of Operations assumes the termination of the Capital Trust as if it occurred on January 1, 2003.


     You should read this information in conjunction with:

     o the accompanying Notes to Pro Forma Condensed Consolidated Financial Statements, and


     o our audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2003, which are included in our 2003 Annual Report on Form 10-K incorporated into this prospectus by reference, and our unaudited consolidated financial statements and accompanying notes for the three months ended March 31, 2004, which are included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 incorporated into this prospectus by reference.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements are presented to aid you in your analysis of the financial aspects of the exchange offer. The Unaudited Pro Forma Condensed Consolidated Financial Statements have been derived from our historical consolidated financial statements. The pro forma adjustments, as described in the notes that follow, are based upon available information and upon certain assumptions that we believe to be reasonable and factually supportable. The Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed these transactions at the dates indicated. In addition, the Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to project our future financial position or results of operations following completion of the exchange offer.

                  Titanium Metals Corporation and Subsidiaries
            Unaudited Pro Forma Condensed Consolidated Balance Sheet

       Full Exchange Pro Formas - Assumes holders representing all of the
             BUCS will exchange their BUCS for shares of TIMET's new
                 Series A Preferred Stock in the exchange offer

                                 March 31, 2004
                                  (In millions)



                                                                       Pro forma adjustments
                                                        --------------------------------------------------
                                           TIMET         Pay deferred                       Termination of         TIMET
                                          actual       dividends on BUCS  Exchange offer   the Capital Trust     pro forma
                                        -----------    -----------------  --------------   -----------------    -----------
Current assets:
   Cash and cash equivalents            $       32.8     $        (22.1)    $       (0.3)      $         -        $     10.4
   Other current assets                        263.2                -                -                   -             263.2
                                        ------------     --------------     ------------       -------------      ----------
     Total current assets                      296.0              (22.1)            (0.3)                -             273.6
Property and equipment, net                    236.5                -                -                   -             236.5
Investment in common securities of
   the Capital Trust                             6.9                -                -                  (6.9)            -
Other noncurrent assets                         63.9                -               (6.7)                -              57.2
                                        ------------     --------------     ------------       -------------      ----------
     Total assets                       $      603.3     $        (22.1)    $       (7.0)      $        (6.9)     $    567.3
                                        ============     ==============     ============       =============      ==========
Current liabilities:
   Accrued interest on debt payable
      to the Capital Trust              $       22.8     $        (22.1)    $        -         $        (0.7)     $      -
   Other                                       102.2                -                -                   -             102.2
                                        ------------     --------------     ------------       -------------      ----------
                                               125.0              (22.1)             -                  (0.7)          102.2
                                        ------------     --------------     ------------       -------------      ----------
Noncurrent liabilities:
   Debt payable to the Capital Trust           207.5                -             (201.3)               (6.2)            -
   Other noncurrent liabilities                 96.1                -                -                   -              96.1
                                        ------------     --------------     ------------       -------------      ----------
     Total noncurrent liabilities              303.6                -             (201.3)               (6.2)           96.1
                                        ------------     --------------     ------------       -------------      ----------
Minority interest                               11.3                -                -                   -              11.3
                                        ------------     --------------     ------------       -------------      ----------
Stockholders' equity:
   Preferred stock                               -                  -              165.1                 -             165.1
   Common stock and additional
      paid-in capital                          350.6                -                -                   -             350.6
   Accumulated deficit                        (142.1)               -               29.2                 -            (112.9)
   Accumulated other comprehensive
      loss                                     (43.9)               -                -                   -             (43.9)
   Treasury stock, at cost, and
      other                                     (1.2)               -                -                   -              (1.2)
                                        ------------     --------------     ------------       -------------      ----------
     Total stockholders' equity                163.4                -              194.3                 -             357.7
                                        ------------     --------------     ------------       -------------      ----------
                                        $      603.3     $        (22.1)    $       (7.0)      $        (6.9)     $    567.3
                                        ============     ==============     ============       =============      ==========

                  Titanium Metals Corporation and Subsidiaries
            Unaudited Pro Forma Condensed Consolidated Balance Sheet

     Partial Exchange Pro Formas - Assumes holders representing 42.9% of the
        BUCS will exchange their BUCS for shares of TIMET's new Series A
                      Preferred Stock in the exchange offer

                                 March 31, 2004
                                  (In millions)



                                                                       Pro forma adjustments
                                                       ----------------------------------------------------
                                           TIMET         Pay deferred                       Termination of         TIMET
                                          actual       dividends on BUCS  Exchange offer   the Capital Trust     pro forma
                                        -----------  ------------------- --------------- --------------------  ---------------
Current assets:
   Cash and cash equivalents            $       32.8     $        (22.1)    $       (0.3)      $         -        $     10.4
   Other current assets                        263.2                -                -                   -             263.2
                                        ------------     --------------     ------------       -----------        ----------
     Total current assets                      296.0              (22.1)            (0.3)                -             273.6
Property and equipment, net                    236.5                -                -                   -             236.5
Investment in common securities of
   the Capital Trust                             6.9                -                -                   -               6.9
Other noncurrent assets                         63.9                -               (2.9)                -              61.0
                                        ------------     --------------     ------------       -----------        ----------
     Total assets                       $      603.3     $        (22.1)    $       (3.2)      $         -        $    578.0
                                        ============     ==============     ============       ===========        ==========

Current liabilities:
   Accrued interest on debt payable
      to the Capital Trust              $       22.8     $        (22.1)    $        -         $         -        $      0.7
   Other                                       102.2                -                -                   -             102.2
                                        ------------     --------------     ------------       -----------        ----------
                                               125.0              (22.1)             -                   -             102.9
                                        ------------     --------------     ------------       -----------        ----------
Noncurrent liabilities:
   Debt payable to the Capital Trust           207.5                -              (86.4)                -             121.1
   Other noncurrent liabilities                 96.1                -                -                   -              96.1
                                        ------------     --------------     ------------       -----------        ----------
     Total noncurrent liabilities              303.6                -              (86.4)                -             217.2
                                        ------------     --------------     ------------       -----------        ----------
Minority interest                               11.3                -                -                   -              11.3
                                        ------------     --------------     ------------       -----------        ----------
Stockholders' equity:
   Preferred stock                               -                  -               70.8                 -              70.8
   Common stock and additional
      paid-in capital                          350.6                -                -                   -             350.6
   Accumulated deficit                        (142.1)               -               12.4                 -            (129.7)
   Accumulated other comprehensive
      loss                                     (43.9)               -                -                   -             (43.9)
   Treasury stock, at cost, and
      other                                     (1.2)               -                -                   -              (1.2)
                                        ------------     --------------     ------------       -----------        ----------
     Total stockholders' equity                163.4                -               83.2                 -             246.6
                                        ------------     --------------     ------------       -----------        ----------
                                        $      603.3     $        (22.1)    $       (3.2)      $         -        $    578.0
                                        ============     ==============     ============       ===========        ==========

                  Titanium Metals Corporation and Subsidiaries
       Unaudited Pro Forma Condensed Consolidated Statement of Operations

     Full Exchange Pro Formas - Assumes holders representing all of the BUCS will exchange their BUCS for shares of TIMET's new Series A Preferred
                           Stock in the exchange offer

                          Year ended December 31, 2003
                     (In millions, except per share amounts)


                                                                       Pro forma adjustments
                                                        --------------------------------------------------
                                                           Interest on      Dividends on
                                                          Subordinated       preferred      Termination of         TIMET
                                         TIMET actual      Debentures          stock       the Capital Trust     pro forma
                                        ---------------  ---------------  ---------------- -----------------   ---------------


Net sales                                 $      385.3    $          -       $        -        $         -        $    385.3
Cost of sales                                    368.3               -                -                  -             368.3
                                          ------------     --------------     ------------       -----------      ----------
     Gross margin                                 17.0               -                -                  -              17.0
Selling, general, administrative and
   development expenses                           36.4               -                -                  -              36.4
Equity in earnings of joint ventures               0.4               -                -                  -               0.4
Other income                                      24.4               -                -                  -              24.4
                                          ------------     --------------     ------------       -----------      ----------
     Operating income                              5.4               -                -                  -               5.4
Interest expense                                  16.4             (14.3)             -                 (0.4)            1.7
Other non-operating income (expense),
   net                                            (0.3)              -                -                 (0.4)           (0.7)
                                          ------------     --------------     ------------       -----------      ----------
     Income (loss) before income
        taxes and minority interest              (11.3)             14.3              -                  -               3.0
Income tax expense                                 1.2               -                -                  -               1.2
Minority interest                                  0.4               -                -                  -               0.4
                                          ------------     --------------     ------------       -----------      ----------
     Income (loss) from continuing
        operations                               (12.9)             14.3              -                  -               1.4
Dividends on preferred stock                       -                 -               13.6                -              13.6
                                          ------------     --------------     ------------       -----------      ----------
     Income (loss) from continuing
        operations available for
        common stockholders               $      (12.9)   $         14.3     $      (13.6)     $         -        $    (12.2)
                                          ============    ==============     ============      =============      ==========
Income (loss) from continuing
   operations available for common
   stockholders per common share          $      (4.06)                                                           $    (3.84)
                                          ============                                                            ==========
Common shares used in calculation of
   per share amounts                               3.2                                                                   3.2
                                          ============                                                            ==========

                  Titanium Metals Corporation and Subsidiaries
       Unaudited Pro Forma Condensed Consolidated Statement of Operations

        Partial Exchange Pro Formas - Assumes holders representing 42.9%
               of the BUCS will exchange their BUCS for shares of
           TIMET's new Series A Preferred Stock in the exchange offer

                          Year ended December 31, 2003
                     (In millions, except per share amounts)



                                                                       Pro forma adjustments
                                                        -----------------------------------------------------
                                                           Interest on      Dividends on
                                                          Subordinated       preferred      Termination of         TIMET
                                         TIMET actual      Debentures          stock       the Capital Trust     pro forma
                                         -------------   --------------    --------------- -----------------    -------------




Net sales                                 $      385.3    $          -       $        -        $         -        $    385.3
Cost of sales                                    368.3               -                -                  -             368.3
                                          ------------    -------------      -----------       ------------       ----------
     Gross margin                                 17.0               -                -                  -              17.0
Selling, general, administrative and
   development expenses                           36.4               -                -                  -              36.4
Equity in earnings of joint ventures               0.4               -                -                  -               0.4
Other income                                      24.4               -                -                  -              24.4
                                          ------------    -------------      -----------       ------------       ----------
     Operating income                              5.4               -                -                  -               5.4
Interest expense                                  16.4              (6.1)             -                  -              10.3
Other non-operating income (expense),
   net                                            (0.3)              -                -                  -              (0.3)
                                          ------------    -------------      -----------       ------------       ----------
     Income (loss) before income
        taxes and minority interest              (11.3)              6.1              -                  -              (5.2)
Income tax expense                                 1.2               -                -                  -               1.2
Minority interest                                  0.4               -                -                  -               0.4
                                          ------------    -------------      -----------       ------------       ----------
     Income (loss) from continuing
        operations                               (12.9)              6.1              -                  -              (6.8)
Dividends on preferred stock                       -                 -                5.8                -               5.8
                                          ------------    -------------      -----------       ------------       ----------
     Income (loss) from continuing
        operations available for
        common stockholders               $      (12.9)   $          6.1     $       (5.8)     $         -        $    (12.6)
                                          ============    ==============     ============      ============       ==========
Income (loss) from continuing
   operations available for common
   stockholders per common share          $      (4.06)                                                           $    (3.94)
                                          ============                                                            ==========
Common shares used in calculation of
   per share amounts                               3.2                                                                   3.2
                                          ============                                                            ==========

                  Titanium Metals Corporation and Subsidiaries
       Unaudited Pro Forma Condensed Consolidated Statement of Operations

     Full Exchange Pro Formas - Assumes holders representing all of the BUCS will exchange their BUCS for shares of TIMET's new Series A Preferred
                           Stock in the exchange offer

                        Three months ended March 31, 2004
                     (In millions, except per share amounts)



                                                                       Pro forma adjustments
                                                         -------------------------------------------------
                                                           Interest on      Dividends on
                                                          Subordinated       preferred      Termination of         TIMET
                                         TIMET actual      Debentures          stock       the Capital Trust     pro forma
                                         ------------     ------------      ------------   -----------------    ------------


Net sales                                 $      120.5    $          -       $        -        $         -        $    120.5
Cost of sales                                    108.1               -                -                  -             108.1
                                          ------------    ------------       ----------        -----------        ----------
     Gross margin                                 12.4               -                -                  -              12.4
Selling, general, administrative and
   development expenses                            9.5               -                -                  -               9.5
Equity in losses of joint ventures                 0.1               -                -                  -               0.1
Other income                                       -                 -                -                  -               -
                                          ------------    ------------       ----------        -----------        ----------
     Operating income                              2.8               -                -                  -               2.8
Interest expense                                   4.3              (3.6)             -                 (0.1)            0.6
Other non-operating income (expense),
   net                                             0.8               -                -                 (0.1)            0.7
                                          ------------    ------------       ----------        -----------        ----------
     Income (loss) before income
        taxes and minority interest               (0.7)              3.6              -                  -               2.9
Income tax expense                                 0.6               -                -                  -               0.6
Minority interest                                  0.4               -                -                  -               0.4
                                          ------------    ------------       ----------        -----------        ----------
     Income (loss) from continuing
        operations                                (1.7)              3.6              -                  -               1.9
Dividends on preferred stock                       -                 -                3.4                -               3.4
                                          ------------    ------------       ----------        -----------        ----------
     Income (loss) from continuing
        operations available for
        common stockholders               $       (1.7)   $          3.6     $       (3.4)     $         -        $     (1.5)
                                          ============    ==============     ============      ===========        ==========
Income (loss) from continuing
   operations available for common
   stockholders per common share          $      (0.52)                                                          $     (0.47)
                                          ============                                                           ===========
Common shares used in calculation of
   per share amounts                               3.2                                                                   3.2
                                          ============                                                           ===========

                  Titanium Metals Corporation and Subsidiaries
       Unaudited Pro Forma Condensed Consolidated Statement of Operations

        Partial Exchange Pro Formas - Assumes holders representing 42.9%
               of the BUCS will exchange their BUCS for shares of
           TIMET's new Series A Preferred Stock in the exchange offer

                        Three months ended March 31, 2004
                     (In millions, except per share amounts)



                                                                       Pro forma adjustments
                                                        -----------------------------------------------------
                                                           Interest on      Dividends on
                                                          Subordinated       preferred      Termination of         TIMET
                                         TIMET actual      Debentures          stock       the Capital Trust     pro forma
                                         -------------   ---------------   --------------  -----------------   -------------


Net sales                                 $      120.5    $          -       $        -        $         -        $    120.5
Cost of sales                                    108.1               -                -                  -             108.1
                                          ------------    --------------     ------------      -------------      ----------
     Gross margin                                 12.4               -                -                  -              12.4
Selling, general, administrative and
   development expenses                            9.5               -                -                  -               9.5
Equity in losses of joint ventures                 0.1               -                -                  -               0.1
Other income                                       -                 -                -                  -               -
                                          ------------    --------------     ------------      -------------      ----------
     Operating income                              2.8               -                -                  -               2.8
Interest expense                                   4.3              (1.6)             -                  -               2.7
Other non-operating income (expense),
   net                                             0.8               -                -                  -               0.8
                                          ------------    --------------     ------------      -------------      ----------
     Income (loss) before income
        taxes and minority interest               (0.7)              1.6              -                  -               0.9
Income tax expense                                 0.6               -                -                  -               0.6
Minority interest                                  0.4               -                -                  -               0.4
                                          ------------    --------------     ------------      -------------      ----------
     Income (loss) from continuing
        operations                                (1.7)              1.6              -                  -              (0.1)
Dividends on preferred stock                       -                 -                1.5                -               1.5
                                          ------------    --------------     ------------      -------------      ----------
     Income (loss) from continuing
        operations available for
        common stockholders               $       (1.7)   $          1.6     $       (1.5)     $         -        $     (1.6)
                                          ============    ==============     ============      =============      ==========
Income (loss) from continuing
   operations available for common
   stockholders per common share          $      (0.52)                                                           $    (0.50)
                                          ============                                                            ==========
Common shares used in calculation of
   per share amounts                               3.2                                                                   3.2
                                          ============                                                            ==========

                  TITANIUM METALS CORPORATION AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

Note 1 - Basis of presentation


     We have presented two sets of unaudited pro forma condensed consolidated financial statements:

     o Full Exchange Pro Formas, which assume holders representing all 4,024,820 of the BUCS will exchange their BUCS for 4,024,820 shares of TIMET's new Series A Preferred Stock in the exchange offer; and

     o Partial Exchange Pro Formas, which assume that holders representing only 42.9% of the BUCS, or 1,727,700 BUCS (consisting of the BUCS held by certain of our affiliates that have indicated that they intend to tender their BUCS in the exchange offer) will exchange their BUCS for 1,727,700 shares of TIMET's new Series A Preferred Stock in the exchange offer.

     Both the Full Exchange version and Partial Exchange version of the Unaudited Pro Forma Condensed Consolidated Balance Sheets as of March 31, 2004 gives effect to the following transactions as if they had occurred on March 31, 2004:

     o our payment of all deferred distributions on the BUCS and interest accrued thereon ($22.1 million as of March 31, 2004); and

     o the completion of the exchange offer, in which holders of the BUCS exchange their BUCS for shares of Series A Preferred Stock.

     In addition, the Full Exchange version of the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2004 assumes the termination of the Capital Trust as if it occurred on March 31, 2004.

     Both the Full Exchange version and Partial Exchange version of the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2003 and the three months ended March 31, 2004 gives effect to the completion of the exchange offer as if such transaction had occurred as of January 1, 2003. In addition, the Full Exchange version of the Unaudited Pro Forma Condensed Consolidated Statements of Operations assumes the termination of the Capital Trust as if it occurred on January 1, 2003.


     The pro forma adjustments are explained in more detail below.


Note 2 - Pro forma adjustments - Unaudited Condensed Consolidated Balance Sheets

Pay Deferred Distributions on the BUCS - Full Exchange Pro Formas and Partial Exchange Pro Formas


     In November 1996, the Capital Trust issued $201.3 million BUCS and $6.2 million 6.625% common securities. TIMET owns all of the outstanding common securities of the Capital Trust, which is a wholly-owned subsidiary and grantor trust of TIMET. The Capital Trust used the proceeds from the issuance of its BUCS and common securities to purchase from TIMET $207.5 million principal amount of TIMET's 6.625% Subordinated Debentures. The Subordinated Debentures, and any accrued and unpaid interest thereon, are the sole assets of the Capital Trust. A portion of the Subordinated Debentures ($201.3 million) are referred to as the Subordinated Debentures related to the BUCS, and the remaining portion of the Subordinated Debentures are referred to as the Subordinated Debentures related to the 6.625% common securities.

     On March 24, 2004, TIMET announced that it was resuming payment of interest on the Subordinated Debentures resulting in a resumption of distributions on the BUCS, and on April 15, 2004, TIMET paid all such previously-deferred amounts on the Subordinated Debentures relating to the BUCS, including interest thereon.

Concurrently with the payment of all previously-deferred interest on the Subordinated Debentures, the Capital Trust paid $21.0 million of deferred distributions on the BUCS, including interest thereon.


         The $22.1 million pro forma adjustment to cash and accrued interest on debt payable to the Capital Trust represents the amount of deferred interest on the Subordinated Debentures related to the BUCS as of March 31, 2004.


Exchange Offer


     Upon completion of the exchange offer, TIMET will (i) record the issuance of shares of TIMET's new Series A Preferred Stock and (ii) contribute the BUCS tendered and accepted for purchase in the exchange offer to the Capital Trust, which will cancel the BUCS as well as an equivalent amount of the Subordinated Debentures. The shares of Series A Preferred Stock issued in the exchange offer will be recognized at their fair value. Since there will be no quoted market price for the shares of Series A Preferred Stock, TIMET will value the preferred stock issued based upon the quoted market price of the BUCS on the day prior to completion of the exchange offer. For financial reporting purposes, TIMET will recognize a gain or loss equal to the difference, if any, between the value of the Series A Preferred Stock issued and the carrying value of the Subordinated Debentures subsequently cancelled less the carrying value of any unamortized deferred financing costs related to the BUCS purchased in the exchange offer that will be written off. Costs associated with the exchange offer will be expensed as incurred.

     Full Exchange Pro Formas. The $0.3 million pro forma adjustment related to cash represents the estimated cost of the exchange offer. The $6.7 million pro forma adjustment to other noncurrent assets represents the write off of the carrying value of the unamortized deferred financing costs related to the BUCS accepted for purchase in the exchange offer. The $165.1 million pro forma adjustment related to preferred stock represents the March 31, 2004 estimated fair value of the preferred stock issued in the exchange offer, based on the aggregate quoted market price for the BUCS accepted for purchase in the exchange offer on such date ($187.2 million, including the accrued and unpaid distributions on the BUCS as of such date, less $22.1 million attributable to such accrued and unpaid dividends). The $201.3 million pro forma adjustment related to debt payable to the Capital Trust represents the carrying amount of the Subordinated Debentures related to the BUCS accepted for purchase in the exchange offer, which are assumed to be cancelled upon TIMET's contribution to the Capital Trust of all of the BUCS tendered and accepted for purchase in the exchange offer. The $29.2 million pro forma adjustment to accumulated deficit represents the gain on the cancellation of such Subordinated Debentures equal to the difference between the carrying value of the Subordinated Debentures cancelled ($201.3 million) and the fair value of the preferred stock issued ($165.1 million) less the $6.7 million write-off of unamortized deferred financing costs, and less the $0.3 million of estimated costs of the exchange offer. For U.S. federal income tax purposes, TIMET would recognize cancellation of indebtedness income in an amount equal to the excess, if any, of the adjusted issue price of the Subordinated Debentures attributable to the BUCS over the fair value of the shares of Series A Preferred Stock issued on the date of exchange. However, any income generated from the exchange would generally be offset against TIMET's existing net operating loss carryforward ($114 million at December 31, 2003) and would be reduced by the carrying value of any unamortized deferred financing costs related to the BUCS purchased in the exchange that will be written off. The adjusted issue price of the Subordinated Debentures attributable to the BUCS is equal to the principal amount of the Subordinated Debentures related to the BUCS. At December 31, 2003, TIMET had approximately $114 million of net operating loss carryforwards for U.S. federal income tax purposes, the benefit of which had not been recognized for financial reporting purposes because TIMET has concluded that realization of such benefit does not meet the "more-likely-than-not" recognition criteria. There is no income tax for financial reporting purposes associated with such $29.2 million pro forma gain, as TIMET would have utilized a portion of such net operating loss carryforward to offset the tax liability generated from the exchange. Upon completion of the exchange offer, the actual amount of the gain recognized for both financial reporting and income tax purposes, if any, as well as the actual amount of TIMET's net operating loss carryforward utilized to offset the income tax liability generated from the exchange, if any, will likely differ from such pro forma amounts, as the fair value of the shares of Series A Preferred Stock issued is expected to differ from the amount included in the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

     Partial Exchange Pro Formas. The $0.3 million pro forma adjustment related to cash represents the estimated cost of the exchange offer. The $2.9 million pro forma adjustment to other noncurrent assets represents the write off of the carrying value of the unamortized deferred financing costs related to the BUCS accepted for purchase in the exchange offer. The $70.8 million pro forma adjustment related to preferred stock represents the March 31, 2004 estimated fair value of the preferred stock issued in the exchange offer, based on the aggregate quoted market price for the BUCS accepted for purchase in the exchange offer on such date ($80.3 million, including the accrued and unpaid distributions on the BUCS as of such date, less $9.5 million attributable to such accrued and unpaid dividends). The $86.4 million pro forma adjustment related to debt payable to the Capital Trust represents the carrying amount of the Subordinated Debentures related to the BUCS accepted for purchase in the exchange offer, which are assumed to be cancelled upon TIMET's contribution to the Capital Trust of all of the BUCS tendered and accepted for purchase in the exchange offer. The $12.4 million pro forma adjustment to accumulated deficit represents the gain on the cancellation of such Subordinated Debentures equal to the difference between the carrying value of the Subordinated Debentures cancelled ($86.4 million) and the fair value of the preferred stock issued ($70.8 million) less the $2.9 million write-off of unamortized deferred financing costs, and less the $0.3 million of estimated costs of the exchange offer. For U.S. federal income tax purposes, TIMET would recognize cancellation of indebtedness income in an amount equal to the excess, if any, of the adjusted issue price of the Subordinated Debentures attributable to the BUCS over the fair value of the shares of Series A Preferred Stock issued on the date of exchange. However, any income generated from the exchange would generally be offset against TIMET's existing net operating loss carryforward ($114 million at December 31, 2003) and would be reduced by the carrying value of any unamortized deferred financing costs related to the BUCS purchased in the exchange that will be written off. The adjusted issue price of the Subordinated Debentures attributable to the BUCS is equal to the principal amount of the Subordinated Debentures related to the BUCS. At December 31, 2003, TIMET had approximately $114 million of net operating loss carryforwards for U.S. federal income tax purposes, the benefit of which had not been recognized for financial reporting purposes because TIMET has concluded that realization of such benefit does not meet the "more-likely-than-not" recognition criteria. There is no income tax for financial reporting purposes associated with such $12.4 million pro forma gain, as TIMET would have utilized a portion of such net operating loss carryforward to offset the tax liability generated from the exchange. Upon completion of the exchange offer, the actual amount of the gain recognized for both financial reporting and income tax purposes, if any, as well as the actual amount of TIMET's net operating loss carryforward utilized to offset the income tax liability generated from the exchange, if any, will likely differ from such pro forma amounts, as the fair value of the shares of Series A Preferred Stock issued is expected to differ from the amount included in the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

Termination of the Capital Trust - Full Exchange Pro Formas only


     Assuming that holders representing all of the BUCS exchange their BUCS for shares of Series A Preferred Stock in the exchange offer, then immediately following completion of the exchange offer, TIMET will terminate the Capital Trust. Such termination will be accomplished by the Capital Trust's cancellation of the portion of the Subordinated Debentures related to the Capital Trust's common securities, and any accrued and unpaid interest thereon, as well as the Capital Trust's cancellation of its common securities. There will be no gain or loss associated with such cancellations.


     The $6.9 million pro forma adjustment to TIMET's investment in the common securities of the Capital Trust represents the cancellation of the Capital Trust's common securities. The $6.2 million pro forma adjustment to TIMET's debt payable to the Capital Trust, as well as the $0.7 million pro forma adjustment to TIMET's accrued interest on debt payable to the Capital Trust, represent the Capital Trust's cancellation of the Subordinated Debentures related to its common securities.

Note 3- Pro forma adjustments - Unaudited Condensed Consolidated Statements of Operations


     Interest on Subordinated Debentures


     Full Exchange Pro Formas. Upon completion of the exchange offer, TIMET will contribute the BUCS tendered and accepted for purchase in the exchange offer to the Capital Trust, which will cancel the BUCS as well as the Subordinated Debentures related to the BUCS. The $14.3 million pro forma adjustment to interest expense for the year ended December 31, 2003 and the $3.6 million pro forma adjustment to interest expense for the three months ended March 31, 2004 represents the elimination of interest on the Subordinated Debentures related to the BUCS accepted for purchase in the exchange offer (including $0.3 million related to the amortization of deferred financing costs for the year ended December 31, 2003), which Subordinated Debentures are assumed to have been cancelled following completion of the exchange offer. There is no income tax associated with the elimination of such interest expense, as TIMET has concluded that realization of its U.S. deferred income tax assets (including net operating loss carryforwards) do not currently meet the "more-likely-than-not" recognition criteria. TIMET's conclusion about the realization of its U.S. deferred income tax assets would not have changed had this interest expense not actually been recognized during the year ended December 31, 2003 and the three months ended March 31, 2004.

     Partial Exchange Pro Formas. Upon completion of the exchange offer, TIMET will contribute the BUCS tendered and accepted for purchase in the exchange offer to the Capital Trust, which will cancel the BUCS as well as the Subordinated Debentures related to the BUCS. The $6.1 million pro forma adjustment to interest expense for the year ended December 31, 2003 and the $1.6 million pro forma adjustment to interest expense for the three months ended March 31, 2004 represents the elimination of interest on the Subordinated Debentures related to the BUCS accepted for purchase in the exchange offer (including $0.1 million related to the amortization of deferred financing costs for the year ended December 31, 2003), which Subordinated Debentures are assumed to have been cancelled following completion of the exchange offer. There is no income tax associated with the elimination of such interest expense, as TIMET has concluded that realization of its U.S. deferred income tax assets (including net operating loss carryforwards) do not currently meet the
"more-likely-than-not" recognition criteria. TIMET's conclusion about the realization of its U.S. deferred income tax assets would not have changed had this interest expense not actually been recognized during the year ended December 31, 2003 and the three months ended March 31, 2004.


Dividends on Series A Preferred Stock


     Full Exchange Pro Formas. Upon completion of the exchange offer, TIMET will record the issuance of shares of the Series A Preferred Stock. The $13.6 million pro forma adjustment to dividends on the Series A Preferred Stock for the year ended December 31, 2003 and the $3.4 million pro forma adjustment to dividends on the Series A Preferred Stock for the three months ended March 31, 2004 represent the amount of dividends attributable to the Series A Preferred Stock assumed to be issued in the exchange offer (4,024,820 shares of such preferred stock, at their $50 per share liquidation value, multiplied by their 6.75% annual dividend yield).

     Partial Exchange Pro Formas. Upon completion of the exchange offer, TIMET will record the issuance of shares of the Series A Preferred Stock. The $5.8 million pro forma adjustment to dividends on the Series A Preferred Stock for the year ended December 31, 2003 and the $1.5 million pro forma adjustment to dividends on the Series A Preferred Stock for the three months ended March 31, 2004 represent the amount of dividends attributable to the Series A Preferred Stock assumed to be issued in the exchange offer (1,727,700 shares of such preferred stock, at their $50 per share liquidation value, multiplied by their 6.75% annual dividend yield).

     Full Exchange Pro Formas and Partial Exchange Pro Formas. Also upon completion of the exchange offer, TIMET will contribute the BUCS tendered and accepted for purchase in the exchange offer to the Capital Trust, which will cancel the BUCS as well as the Subordinated Debentures related to the BUCS. TIMET will recognize a gain or loss equal to the difference between the value of the Series A Preferred Stock issued and the carrying value of the Subordinated Debentures subsequently cancelled. In accordance with Rule 11-02(b)(5) of the SEC's Regulation S-X, the accompanying Unaudited Pro Forma Condensed Consolidated Statement of Operations does not reflect any adjustment related to such gain, which is more fully described in the Unaudited Pro Forma Condensed Consolidated Balance Sheet and the notes thereto.

Termination of the Capital Trust - Full Exchange Pro Formas only

     Assuming that holders representing all of the BUCS exchange their BUCS for shares of Series A Preferred Stock in the exchange offer, then immediately following completion of the exchange offer, TIMET will terminate the Capital Trust. Such termination will be accomplished by the Capital Trust's cancellation of the portion of the Subordinated Debentures related to the Capital Trust's common securities, and any accrued and unpaid interest thereon, as well as the Capital Trust's cancellation of its common securities. There will be no net gain or loss associated with such cancellations.

     The $0.4 million pro forma adjustment to interest expense for the year ended December 31, 2003 and the $0.1 pro forma adjustment to interest expense for the three months ended March 31, 2004 represent the elimination of interest on the Subordinated Debentures related to the Capital Trust's common securities, which Subordinated Debentures are assumed to have been cancelled following completion of the exchange offer. The $0.4 million pro forma adjustment to other non-operating income (expense), net for the year ended December 31, 2003 and the $0.1 pro forma adjustment to other non-operating income (expense), net for the three months ended March 31, 2004 represent elimination of TIMET's equity in earnings associated with the Capital Trust's common securities, which are also assumed to have been cancelled following completion of the exchange offer.


Per Share Amounts



     Full Exchange Pro Formas. The historical and pro forma income (loss) from continuing operations available for common stockholders per common share is based upon the 3.2 million weighted average number of shares of TIMET's common stock actually outstanding during the year ended December 31, 2003 and the three months ended March 31, 2004. The conversion of the shares of Series A Preferred Stock (4,024,820 shares) assumed to have been issued in the exchange offer would be antidilutive, in that the effect of eliminating the preferred stock dividends ($13.6 million for the year ended December 31, 2003 and $3.4 million for the three months ended March 31, 2004) would have more than offset the additional number of shares of TIMET common stock (1,341,607 shares) that would have been outstanding assuming conversion of the Series A Preferred Stock into shares of TIMET common stock (4,024,820 shares of preferred stock at the exchange ratio of one-third of a share of TIMET common stock for each share of preferred stock).

     Partial Exchange Pro Formas. The historical and pro forma income (loss) from continuing operations available for common stockholders per common share is based upon the 3.2 million weighted average number of shares of TIMET's common stock actually outstanding during the year ended December 31, 2003 and the three months ended March 31, 2004. The conversion of the shares of Series A Preferred Stock (1,727,700) assumed to have been issued in the exchange offer would be antidilutive, in that the effect of eliminating the preferred stock dividends
($5.8 million for the year ended December 31, 2003 and $1.5 million for the three months ended March 31, 2004) would have more than offset the additional number of shares of TIMET common stock (575,900) that would have been outstanding assuming conversion of the Series A Preferred Stock into shares of TIMET common stock (1,727,700 shares of preferred stock at the exchange ratio of one-third of a share of TIMET common stock for each share of preferred stock).

                                 CAPITALIZATION


     The following table presents information regarding our cash and cash equivalents and capitalization as of March 31, 2004 on an actual basis and on a pro forma basis to reflect the consummation of the exchange offer, the repayment of interest on the Subordinated Debentures and other pro forma assumptions. The information set forth below should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere in this prospectus, and our unaudited consolidated financial statements and accompanying notes as of March 31, 2004, which are included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 incorporated into this prospectus by reference. The Full Exchange Pro Formas assume holders representing all 4,024,820 of the BUCS will exchange their BUCS for 4,024,820 shares of TIMET's new Series A Preferred Stock in the exchange offer, while the Partial Exchange Pro Formas assume that holders representing only 42.9% of the BUCS, or 1,727,700 BUCS (consisting of the BUCS held by certain persons that have indicated that they intend to tender their BUCS in the exchange offer) will exchange their BUCS for 1,727,700 shares of TIMET's new Series A Preferred Stock in the exchange offer.



                                                                             As of March 31, 2004
                                                               -----------------------------------------------
                                                                                          Pro Forma
                                                                                 -----------------------------
                                                                                                    Partial
                                                                               Full Exchange      Exchange Pro
                                                                  Actual         Pro Formas          Formas
                                                               -----------     --------------     ------------
                                                                                 (in millions)



             Cash and cash equivalents                         $     32.8     $        10.4     $        10.4
                                                               ==========     =============     =============

             Debt and capital lease obligations:
                 Debt payable to Capital Trust                 $    207.5     $         -       $       121.1
                 Capital lease obligations                           10.3              10.3              10.3
                                                               ----------     -------------     -------------
                   Total debt and capital lease obligations         217.8              10.3             131.4

             Stockholders' equity                                   163.4             357.7             246.6
                                                               ----------     -------------     -------------

                   Total capitalization                        $    381.2             368.0     $       378.0
                                                               ==========     =============     =============

                            MARKET AND MARKET PRICES


     On March 24, 2004, we announced that our board of directors had approved the amendment to our certificate of incorporation to increase our authorized capital stock, subject to the approval of our stockholders. Approval of this amendment is a condition to the closing of the exchange offer. See "Description of the Exchange Offer--Conditions to the Exchange Offer." Holders of approximately 52.8% of our outstanding common stock have indicated that they intend to have such shares represented at the annual stockholders' meeting scheduled to be held on August 5, 2004 and to vote such shares for this amendment. If all such shares are voted as indicated, the amendment will be approved.

     The BUCS are quoted on the Pink Sheets and traded in the over-the-counter market under the symbol "TMCXP." Each of the BUCS is currently convertible into ..1339 of a share of our common stock (.6695 of a share after the consummation of the proposed five-for-one stock split). Our common stock is traded on the New York Stock Exchange under the symbol "TIE." The high and low closing prices for the BUCS (as reported on Nasdaq's website) and the high and low sales prices our common stock for the periods indicated are set forth below. All prices have been adjusted to reflect the one-for-ten reverse stock split, which became effective after the close of trading on February 14, 2003, but have not been adjusted to reflect our proposed five-for-one stock split.




                                                             Common Stock                     BUCS
                                                      ---------------------------  ---------------------------
                                                          High           Low           High           Low
                                                      --------------   ---------   ------------     ----------
      Year ending December 31, 2004:
          First quarter                               $    103.48   $     42.40    $     48.00    $     32.75
          Second quarter                                   107.90         71.75          41.38          40.50
          Third quarter (through July 26, 2004)            101.50         92.00          43.75          43.00


      Year ended December 31, 2003:
          First quarter                               $     24.40   $     15.60    $     15.54    $      2.25
          Second quarter                                    35.00         20.95          22.38          10.00
          Third quarter                                     38.40         29.15          25.00          23.50
          Fourth quarter                                    60.20         33.50          33.00          24.50

      Year ended December 31, 2002:
          First quarter                               $     54.00   $     32.50    $     15.00    $     15.00
          Second quarter                                    53.00         35.00          20.13          19.03
          Third quarter                                     40.20         16.50        - (1)         - (1)
          Fourth quarter                                    22.90          9.10          14.07           5.00
---------


(1)  No BUCS were traded during this period.



     On July 26, 2004, the closing price of our common stock was $95.00 per share. As of March 29, 2004, there were 322 stockholders of record of our common stock, which we estimate represents approximately 5,000 actual stockholders.

     The last reported sale of BUCS was quoted on the Pink Sheets on July 16, 2004 at a price of $43.00 per BUCS. As of June 1, 2004, there were five holders of record of the BUCS.


     In the third quarter of 1999, we suspended payment of quarterly dividends on our common stock. Our U.S. credit facility, entered into in early 2000 and as amended in 2001, 2002 and 2004, permits the payment of dividends on our common stock and the repurchase of common stock unless excess availability, as defined in the credit facility, is less than $40 million (after considering the effect of such dividend or repurchase). In addition, the indenture pursuant to which the Subordinated Debentures held by the Capital Trust permits the payment of dividends on our common stock and the repurchase of our common stock unless we have exercised our right to defer interest payments on the Subordinated Debentures.


     Distributions on the BUCS are payable at the annual rate of 6.625% of the liquidation amount of $50 per BUCS. Subject to the extension of distribution payment periods set forth below, distributions are payable quarterly in arrears on each March 1, June 1, September 1 and December 1. The ability of the Capital Trust to pay distributions on the BUCS is solely dependent on its receipt of interest payments from us on the Subordinated Debentures.

     In May 2000, we exercised our right to defer interest payments on the Subordinated Debentures, which resulted in a deferral of distributions on the BUCS. On June 1, 2001, we resumed payment of interest on the Subordinated Debentures by making the scheduled payment of $3.3 million on the Subordinated Debentures relating to the BUCS and paid the previously deferred aggregate interest of $13.9 million on the Subordinated Debentures relating to the BUCS. Concurrent with the payment of such deferred interest on the Subordinated Debentures relating to the BUCS, the Capital Trust made the scheduled June 1, 2001 distribution on the BUCS of $3.3 million and also paid the previously deferred distributions on the BUCS, which aggregated $13.9 million. In October 2002, we again exercised our right to defer interest payments on the Subordinated Debentures. This deferral was effective beginning with the December 1, 2002 scheduled interest payment and resulted in distributions on the BUCS being deferred. On March 24, 2004, we announced that we were resuming payment of interest on the Subordinated Debentures beginning with the scheduled interest payment on June 1, 2004 and that we would also pay all previously deferred interest, and on April 15, 2004, we paid all such previously-deferred interest on the Subordinated Debentures relating to the BUCS, which aggregated $21.0 million. Concurrent with the payment of such deferred interest on the Subordinated Debentures relating to the BUCS, on April 15, 2004, the Capital Trust paid all previously-deferred distributions on the BUCS, which aggregated $21.0 million.


     During any deferral period, we are unable under the terms of the Subordinated Debentures and the BUCS to, among other things, pay dividends on, redeem, purchase or make a liquidation payment with respect to any of our capital stock, including the Series A Preferred Stock.

     We currently intend to pay quarterly dividends on the Series A Preferred Stock. Our U.S. bank credit facility currently permits the payment of dividends on the Series A Preferred Stock unless excess availability, as determined under the credit facility, is less than $25 million. In addition, if any BUCS remain outstanding after the consummation of the exchange offer, the BUCS will be senior to the Series A Preferred Stock with respect to dividend rights, and we may pay dividends on the Series A Preferred Stock unless we have exercised our right to defer interest payments on the Subordinated Debentures relating to the BUCS. Also, under Delaware law, we can generally make payments of cash dividends only from our "surplus" (the excess of our total assets over the sum of our total liabilities plus the amount of our capital as determined by our board of directors) or profits from the year in which the dividend is paid or the prior year; however, we may not have any surplus.

                        DESCRIPTION OF THE EXCHANGE OFFER


Background and Purposes of the Exchange Offer

     Our long-term strategy is to maximize the value of our core commercial aerospace business while also developing new markets, applications and products to help reduce our traditional dependence on the commercial aerospace industry. In the near-term, we continue to focus on, among other things, reducing our cost structure and taking other actions to continue to generate positive cash flow, improve our liquidity and return to profitability.

     In early 2004, we evaluated alternatives to the BUCS that would (i) allow us to reduce outstanding indebtedness and increase our stockholders' equity and
(ii) provide holders of the BUCS with a reasonable alternative security to exchange for their BUCS. Our board of directors also believed that the exchange offer would be in our and our common stockholders' best interests because it would both preserve our current liquidity and would also improve our future liquidity by eliminating the mandatory redemption provision of the BUCS. Our board of directors determined that offering to exchange the outstanding BUCS for a new series of preferred stock would allow us to achieve these objectives.

     The exchange offer has been unanimously approved by the outside members of our board of directors and unanimously approved by our entire board of directors with J. Landis Martin (who beneficially owns 113,000 BUCS) abstaining. None of the other members of the board abstained from such votes. Two of the members of the board, Glenn R. Simmons and Steven L. Watson, also serve as directors of Valhi and, as such, may be deemed to beneficially own the 14,700 BUCS owned by Valhi, although each disclaims beneficial ownership of such BUCS. The factors considered by the board in their deliberations with respect to the exchange offer include those enumerated below. While all of these factors were considered by the board, the board did not make determinations with respect to each of these factors. Rather, the board made its judgment with respect to the exchange offer based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

     In making its decision to approve the exchange offer, the board considered the following factors that supported the exchange offer:


     o The exchange of BUCS for shares of the Series A Preferred Stock will improve our consolidated balance sheet by reducing our outstanding indebtedness and increasing stockholders' equity. In November 1996, the Capital Trust issued $201.3 million BUCS and $6.2 million of its 6.625% common securities. The Capital Trust used the proceeds from the issuance of BUCS and the common securities to purchase $207.5 million principal amount of its Subordinated Debentures. The Subordinated Debentures and accrued interest receivable are the only assets of the Capital Trust. We own all of the outstanding common securities of the Capital Trust, and the Capital Trust is a wholly-owned subsidiary and grantor trust of TIMET. Prior to December 31, 2003, we consolidated the Capital Trust. As a result of recently-issued accounting pronouncements we adopted as of December 31, 2003, retroactivly we determined that the Capital Trust was both a special purpose entity and a variable interest entity (as those terms are defined in Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities). As a result, we no longer consolidate the Capital Trust, and our investment in the common securities of the Capital Trust is reflected as an asset on our consolidated balance sheet accounted for by the equity method, and the Subordinated Debentures are reflected as long-term debt on our consolidated balance sheet. All of the BUCS accepted for exchange in the exchange offer will be cancelled. Consequently, a portion of the Subordinated Debentures related to the BUCS accepted for exchange will be eliminated from our consolidated balance sheet, and the Series A Preferred Stock issued in exchange for the BUCS will be reflected as part of equity on our consolidated balance sheet. If all BUCS are accepted for exchange in the exchange offer, all of the BUCS will be cancelled, the Capital Trust will be terminated, and our investment in the common securities of the Capital Trust, as well as the portion of the Subordinated Debentures related to such common securities, will be eliminated from our consolidated balance sheet.



     o The BUCS must be redeemed in 2026, and this date may be accelerated under certain circumstances. The Series A Preferred Stock is not

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          mandatorily  redeemable  at any  time.  Elimination  of the  mandatory redemption obligation relating to the BUCS should increase our future liquidity.

     o For financial reporting purposes, interest expense on the Subordinated Debentures is included in the determination of our consolidated net income (loss). Dividends on the Series A Preferred Stock would not be included in the determination of our consolidated net income (loss), although dividends on the Series A Preferred Stock would be included in the determination of net income (loss) available for common stockholders.

     o While distributions on the BUCS may be deferred for up to 20 successive quarters., we will pay dividends on the Series A Preferred Stock only when, as and if declared by our board of directors, thereby providing us with greater flexibility in terms of payment. However, if dividends on the Series A Preferred Stock are in arrears for 12 or more quarters, the holders of the Series A Preferred Stock will have the right to elect one additional member of our board of directors until all accumulated dividends are paid.

     o We believe that a public offering of preferred stock to generate the funds necessary to retire the BUCS would be on terms less favorable to us and involve significant investment banking and other offering costs.


     o The conversion of the Series A Preferred Stock into common stock would eliminate the cumulative dividend on the Series A Preferred Stock (approximately $13.6 million per year, assuming the exchange of all BUCS into shares of Series A Preferred Stock).


     o Under current federal tax law, dividends paid on the Series A Preferred Stock through 2008 that are qualified dividends will generally be taxed at the rate applicable to long-term capital gains, which currently is a maximum of 15% for persons or entities taxed as individuals, while distributions on the BUCS are taxed as ordinary income. Corporate holders of BUCS are not entitled to a dividends-received deduction for any distributions received on the BUCS, but corporate holders of Series A Preferred Stock are entitled to a dividends-received deduction for dividends received with respect to the Series A Preferred Stock.

     o While distributions associated with the BUCS are taxable to the holder whether or not they are currently paid, dividends on the Series A Preferred Stock are taxable to the holder only when paid.


     The board of directors also considered the following additional factors in evaluating the exchange offer:

     o The existence of potential or actual conflicts of interest of certain of our directors, officers and principal stockholder in connection with the exchange offer. See "Conflicts of Interest."

     o While we may deduct the interest paid on the Subordinated Debentures associated with the BUCS for federal tax purposes, the dividends paid on the Series A Preferred Stock are not deductible. However, the increase in income resulting from the non-deductible preferred stock dividend would generally be offset against our existing net operating loss carryforward ($114 million at December 31, 2003) and therefore we do not expect any significant tax liability in the near term as a consequence of the exchange offer.

     o The coupon rate on the Series A Preferred Stock of 6.75% is higher than the 6.625% dividend rate on the BUCS.

     o Holders of Series A Preferred Stock will be able to convert their shares at a conversion price of $30 per share, rather than the conversion price of the BUCS of $74.68 per share (assuming, in each case, the consummation of the proposed five-for-one stock split). If all of the BUCS are exchanged for Series A Preferred Stock and all


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


          such shares of Series A Preferred Stock are subsequently converted into shares of our common stock, we would issue approximately four million more shares of common stock (equivalent to approximately 17.7% of the total that would then be outstanding) than we would issue upon conversion of all of the BUCS. If the five-for-one split is not consummated, then the conversion price of the Series A Preferred Stock will be $150 per share as compared to the $373.40 per share conversion price of the BUCS.

     o If all of the BUCS are not exchanged, we will not achieve all of the benefits of the exchange offer.


Terms of the Exchange Offer; Period for Tendering

     This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange BUCS that are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

     o When you tender to us BUCS as provided below, our acceptance of the BUCS will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

     o For each of the BUCS you tender accepted by us in the exchange offer, we will issue you one share of Series A Preferred Stock. Upon expiration of the exchange offer, the Capital Trust will also pay accrued and unpaid distributions with respect to the BUCS up to the date of acceptance on all BUCS accepted for exchange.


     o The exchange offer is conditioned on approval by our stockholders of the exchange offer and of an amendment to our certificate of incorporation to increase the number of shares that we are authorized to issue. Our obligation to accept BUCS for exchange in the exchange offer is also subject to the other conditions described under "--Conditions to the Exchange Offer."



     o The exchange offer expires at 12:00 midnight New York City time on August 26, 2004. We may, however, in our sole discretion, extend the period of time for which the exchange offer is open. References in this prospectus to the expiration date mean 12:00 midnight New York City time on August 26, 2004 or, if extended by us, the latest time and date to which we extend the exchange offer.


     o We will keep the exchange offer open for no fewer than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the BUCS.

     o We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any BUCS, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all BUCS previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any BUCS not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

     o We expressly reserve the right to amend or terminate the exchange offer at any time prior to the expiration date, and not to accept for exchange any BUCS that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under "Conditions to the Exchange Offer" are not satisfied.

     o We will give oral or written notice of any extension, amendment, waiver, termination or non-acceptance described above to holders of the BUCS promptly. If we amend this exchange offer in any respect or waive any condition to the exchange offer, we will give written notice of the amendment or waiver to the exchange agent and will make a public announcement of the amendment or waiver as promptly as

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

          practicable afterward. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. As required by SEC rules, we will extend the exchange offer by at least five business days if we amend the offer in any material respect, including waiver of a material condition. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a release to PR Newswire Association LLC.

     o Holders of BUCS do not have any appraisal or dissenters' rights in connection with the exchange offer.

     o We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the United States Securities and Exchange Commission.

Important Reservation of Rights Regarding the Exchange Offer

     You should note that:

     o All questions as to the validity, form, eligibility, time of receipt and acceptance of BUCS tendered for exchange will be determined by us in our sole discretion, and our determination will be final and binding.

     o We reserve the absolute right to reject any and all tenders of any particular BUCS not properly tendered or not to accept any particular BUCS the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

     o We also reserve the absolute right to waive any defects or irregularities as to any particular BUCS either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender BUCS in the exchange offer. If we waive a condition with respect to any particular holder, we will waive it for all holders. Unless we agree to waive any defect or irregularity in connection with the tender of BUCS for exchange, you must cure any defect or irregularity within any reasonable period of time as we determine.

     o Our interpretation of the terms and conditions of the exchange offer either before or after the expiration date will be final and binding on all parties.

     o Neither TIMET, the information agent, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of BUCS for exchange, nor will any of them incur any liability for failure to give any notification.

Conditions to the Exchange Offer

     We will accept for exchange all BUCS validly tendered and not withdrawn before the expiration of the exchange offer. We will not be required to accept for exchange any BUCS and may terminate, amend or extend the exchange offer before the acceptance of the BUCS, if, on or before the expiration date:

     o    holders of at least a majority of the outstanding shares of our common
          stock  have  not  approved  the  exchange  offer   described  in  this
          prospectus;

     o holders of at least a majority of the outstanding shares of our common stock have not approved the amendment to our certificate of incorporation to increase the number of shares that we are authorized to issue;

     o we or any of our subsidiaries does not receive or obtain any consent, authorization, approval or exemption of or from any governmental

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

          authority that may be required or advisable in connection with the completion of this exchange offer, including that the registration statement of which this prospectus is a part shall not have been declared, or shall not continue to be, effective;

     o any action, proceeding or litigation seeking to enjoin, make illegal, delay the completion of or challenge in any respect the exchange offer, or otherwise relating in any manner to the exchange offer, is instituted or threatened;


     o    any  order,  stay,   judgment  or  decree  is  issued  by  any  court,
          government,    governmental   authority   or   other   regulatory   or
          administrative authority and is in effect or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer;


     o any tender or exchange offer, other than this exchange offer, with respect to some or all of the outstanding BUCS, or any merger, acquisition or other business combination proposal involving us or a substantial portion of our assets, shall have been proposed, announced or made by any person or entity; or

     o    there has occurred;

     o    any general  suspension  of trading in, or  limitation  on prices for,
          securities   on   any   national   securities   exchange   or  in  the
          over-the-counter market in the United States;

     o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

     o any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way our contemplated future conduct;

     o in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or


     o a material adverse change in our financial condition or business prospects that our board has determined makes completion of the exchange offer inadvisable.

     Holders of our common stock will vote on the proposals described in the first two items listed above at our annual stockholders' meeting scheduled to be held on August 5, 2004. Holders of approximately 52.8% of our outstanding common stock have indicated that they intend to have such shares represented at this meeting and to vote such shares for these proposals. If all such shares are voted as indicated, these proposals will be approved.


     The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. On or before the expiration date, we may waive these conditions in our sole discretion in whole or in part at any time and from time to time. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and these rights will be considered to be ongoing rights that may be asserted, before the expiration date, at any time and from time to time.

     If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

     o refuse to accept any BUCS, return all tendered BUCS to the tendering holders, and terminate the exchange offer;

     o extend the exchange offer and retain all BUCS tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these BUCS (see "Withdrawal Rights" below); or

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


     o waive unsatisfied conditions relating to the exchange offer and accept all properly tendered BUCS that have not been withdrawn.

     If we waive any material condition to the offer, we will extend the exchange offer by at least five business days, as required by Rule 13e-4(e)(3).

Procedures for Tendering

     What to submit and how

     If you, as the registered holder of BUCS, wish to tender your BUCS for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal (or agent's message in lieu thereof as described below under "Book-Entry Transfer") to American Stock Transfer and Trust Company, as exchange agent, at the address set forth on the back cover of this prospectus on or prior to the expiration date.

     In addition,

     o a timely confirmation of a book-entry transfer of BUCS, if such procedure is available, into the exchange agent's account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

     o you must comply with the guaranteed delivery procedures described below.

     The method of delivery of BUCS, letters of transmittal and notices of guaranteed delivery are at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or BUCS should be sent to TIMET.

     How to sign your letter of transmittal and other documents

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the BUCS being surrendered for exchange are tendered either:

     o    by a  registered  holder  of the  BUCS who has not  completed  the box
          entitled   "Special   Issuance   Instructions"  or  "Special  Delivery
          Instructions" on the letter of transmittal; or

     o    for the account of an eligible institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be guaranteed by an "eligible guarantor institution" meeting the requirements of the exchange agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program, referred to in this prospectus as STAMP, or such other "signature guarantee program" as may be determined by the exchange agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

     If the letter of transmittal or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by TIMET, proper evidence satisfactory to TIMET of those persons' or entities' authority to so act must be submitted.

Tender of BUCS Through DTC

     To effectively tender BUCS that are held through DTC, DTC participants must, instead of physically completing and signing the letter of transmittal, electronically transmit their acceptance through DTC's Automated Tender Offer Program, or ATOP (for which the exchange offer will be eligible), and DTC will

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

then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. DTC is obligated to communicate these electronic instructions to the exchange agent. To tender BUCS through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the DTC participant acknowledges its receipt of and agrees to be bound by the letter of transmittal. Delivery of tendered BUCS must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the BUCS at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of BUCS by causing DTC to transfer BUCS into the exchange agent's account in accordance with DTC's Automated Tender Offer Program (ATOP) procedures for transfer. However, the exchange for the BUCS so tendered will only be made after timely confirmation of book-entry transfer of BUCS into the exchange agent's account, and timely receipt by the exchange agent of an agent's message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent's message must state that DTC has received an express acknowledgment from the participant tendering BUCS that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

     If your BUCS are held through DTC, you must complete a form called "instructions to registered holder and/or book-entry participant," which will instruct the DTC participant through whom you hold your BUCS of your intention to tender your BUCS or not tender your BUCS. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of BUCS until the exchange agent receives a letter of transmittal (or an agent's message in lieu thereof) and a book-entry confirmation from DTC with respect to your BUCS. A copy of that form is available from the exchange agent.

     Except as described under "Description of the BUCS--Book-Entry System--Certificated Shares," we have arranged for the shares of Series A Preferred Stock to be evidenced by one or more global securities registered in the name of Cede & Co., as DTC's nominee, and each holder's interest in it will be transferable only in book-entry form through DTC. See "Description of the Series A Preferred Stock--Global Securities."

Guaranteed Delivery Procedures

     If you are a holder of BUCS and you want to tender your BUCS, but the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     (1)  the tender is made through an eligible institution;

     (2)  prior  to  the  expiration  date,  the  exchange  agent  receives,  by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us and stating:

          o    the name and address of the holder of BUCS;

          o    the amount of BUCS tendered; and

          o that the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, confirmation of a book-entry transfer of the tendered BUCS to the exchange agent is received; and

     (3) confirmation of a book-entry transfer is received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

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

Acceptance of BUCS and Delivery of Series A Preferred Stock

     Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all BUCS properly tendered and will issue the shares of Series A Preferred Stock. See "--Conditions to the Exchange Offer." For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

     In all cases, we will issue shares of Series A Preferred Stock in exchange for BUCS that are accepted for exchange only after timely receipt by the exchange agent of:

     o a book-entry confirmation of transfer of BUCS into the exchange agent's account at DTC using the book-entry transfer procedures described below; and

     o a properly completed and duly executed letter of transmittal (or agent's message in lieu thereof.)

     We will have accepted validly tendered BUCS if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the shares of Series A Preferred Stock from us, and will make the exchange on, or promptly after, the expiration date. Following this exchange the holders in whose names the shares of Series A Preferred Stock will be issuable upon exchange will be deemed the holders of record of the shares of Series A Preferred Stock.

     The reasons we may not accept tendered BUCS are:

     o the BUCS were not validly tendered pursuant to the procedures for tendering. See "Procedures for Tendering;"

     o we determine in our reasonable discretion that any of the conditions to the exchange offer have not been satisfied. See "Conditions to the Exchange Offer;"

     o a holder has validly withdrawn a tender of BUCS as described under "Withdrawal Rights;" or

     o we have, prior to the expiration date of the exchange offer, delayed or terminated the exchange offer for any of the reasons set forth under the caption "--Conditions to the Exchange Offer." See also "--Terms of the Exchange Offer; Period for Tendering."

     If we do not accept any tendered BUCS for any reason, any unaccepted or non-exchanged BUCS tendered promptly after the expiration or termination of the exchange offer will be returned.

     BUCS that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding.

Withdrawal Rights

     You can withdraw your tender of BUCS at any time on or prior to the expiration date. You may also withdraw your tender if we have not accepted your BUCS for payment after the expiration of 40 business days from the commencement of the exchange offer.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed on the back cover of this prospectus. Any notice of withdrawal must specify:

     o    the name of the person having tendered the BUCS to be withdrawn;

     o    the number of BUCS to be withdrawn; and

     o if BUCS have been tendered using the procedure for book-entry transfer described above, the name and number of the account at DTC to be credited with the withdrawn BUCS, and otherwise must comply with the procedures of that facility.

     Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any BUCS so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

     If you have properly withdrawn BUCS and wish to re-tender them, you may do so by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent and Information Agent

     American Stock Transfer and Trust Company has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth on the back cover of this prospectus.

     Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

     Innisfree M&A Incorporated has been appointed as information agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the information agent at the address or phone number set forth on the back cover of this prospectus.

Fees and Expenses

     We will bear the expenses of soliciting tenders of BUCS. The information agent and the exchange agent will mail solicitation materials on our behalf. The total expenses expected to be incurred by us in connection with the exchange offer are estimated to be approximately $300,000.

Transfer Taxes

     Holders who tender their BUCS for exchange will not be obligated to pay any transfer taxes, except that holders who instruct us to register shares of Series A Preferred Stock in the name of, or request that BUCS not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

Consequences of Failure to Properly Tender BUCS in the Exchange Offer

     Issuance of the shares of Series A Preferred Stock in exchange for the BUCS under the exchange offer will be made only after timely receipt by the exchange agent of such BUCS, a properly completed and duly executed letter of transmittal (or agent's message in lieu thereof) and all other required documents. Therefore, holders desiring to tender BUCS in exchange for Series A Preferred Stock should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of BUCS for exchange.

     To the extent that BUCS are tendered and accepted in connection with the exchange offer, any trading markets for the remaining BUCS could be adversely affected. See "Risk Factors--Risks Relating to the Exchange Offer."

     To the extent that any BUCS remain outstanding following completion of the exchange offer, they will remain obligations of the Capital Trust.

                              CONFLICTS OF INTEREST



     You should be aware that our principal stockholder and some of our directors and officers have interests in the exchange offer that are different from, or in addition to, or that might conflict with, the interests of the holders of the BUCS. These interests, as of July 26, 2004, are described below. Our board of directors was aware of these interests when it approved the exchange offer.


     o Harold C. Simmons may be deemed to beneficially own 1,614,700 BUCS, representing approximately 40.1% of the outstanding BUCS. This is comprised of 1,600,000 BUCS directly owned by Mr. Simmons' spouse and 14,700 BUCS directly owned by Valhi. Mr. Simmons' spouse and Valhi have indicated that they intend to tender the BUCS they directly own in the exchange offer. Assuming that these BUCS are so tendered, and depending upon how many other BUCS are tendered, upon the consummation of the exchange offer, Mr. Simmons could be deemed to beneficially own at least a majority of the outstanding shares of Series A Preferred Stock. In such a case, Mr. Simmons would control the voting rights of the holders of the Series A Preferred Stock with respect to the election of an additional director in the event that dividends on the Series A Preferred Stock are in arrears for 12 quarterly periods. In addition, the affirmative vote of holders of at least two-thirds of the outstanding shares of Series A Preferred Stock is required to approve certain transactions that may adversely affect such holders. If Mr. Simmons could be deemed to beneficially own in excess of two-thirds of the outstanding shares of Series A Preferred Stock, he would also control the voting rights of the holders of the Series A Preferred Stock with respect to these matters, thereby limiting the value or importance of the voting rights associated with the Series A Preferred Stock.


          Valhi and Tremont LLC owned approximately 40.8% of our outstanding common stock, and The Combined Master Retirement Trust (the "CMRT"), a trust formed by Valhi to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and certain related companies, owned an additional 11.2% of our common stock. TIMET's U.S. defined benefit pension plan began investing in the CMRT in the second quarter of 2003; however the plan invests only in a portion of the CMRT that does not hold TIMET common stock. Mr. Simmons' spouse and Valhi have indicated that they intend to tender the BUCS held by them in the exchange offer. Assuming the conversion of only the BUCS that Valhi and Mr. Simmons own or may be deemed to beneficially own, Mr. Simmons may be deemed to beneficially own approximately 55.1% of our outstanding shares of common stock.


          Mr. Simmons is the Chairman of the Board of Contran and Valhi. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Mr. Simmons, of which Mr. Simmons is the sole trustee, or is held by Mr. Simmons or persons or other entities related to Mr. Simmons. Mr. Simmons may be deemed to control each of Contran, Valhi, Tremont LLC and TIMET. Mr. Simmons disclaims beneficial ownership of all shares of our common stock and BUCS.

     o Glenn R. Simmons, the brother of Harold C. Simmons, is Vice Chairman of the Board of each of Contran, Valhi and Tremont LLC and a director of TIMET. Steven L. Watson is President and a director of each of Contran and Tremont LLC; President, Chief Executive Officer and a director of Valhi; and a director of TIMET. Messrs. Simmons and Watson owe fiduciary duties to these other entities and their stockholders and these duties may conflict with the fiduciary duties they owe to us and our stockholders. As a director or executive officer of Valhi and Tremont LLC, each of Messrs. Simmons and Watson may be deemed to beneficially own 35,200 shares of TIMET common stock and 14,700 BUCS owned by Valhi and 1,261,850 shares of TIMET common stock owned by Tremont LLC, although each disclaims beneficial ownership of such securities.

     o J. Landis Martin, our Chairman of the Board, President and Chief Executive Officer, beneficially owns 113,000 BUCS, representing 2.8% of the outstanding BUCS. Mr. Martin has indicated that he intends to tender these BUCS in the exchange offer. Assuming the conversion of only the BUCS that Mr. Martin beneficially owns and the exercise of all of his exercisable stock options, Mr. Martin may be deemed to beneficially own approximately 4.6% of our outstanding shares of common stock.

     Circumstances may exist in which the interests of these persons and those of the other holders of the BUCS, the Series A Preferred Stock or our common stock could be in conflict and in which decisions by these persons could adversely affect the holders of such securities.


     Corporations that may be deemed to be controlled by or affiliated with Harold C. Simmons sometimes engage in (i) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (ii) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. We continuously consider, review and evaluate such transactions, and understand that Contran, Valhi and related entities consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that we might be a party to one or more such transactions in the future.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS


     In the opinion of Locke Liddell & Sapp LLP, the following are the material U.S. federal income tax consequences of the exchange offer and the material U.S. federal income tax consequences of holding and disposing of the Series A Preferred Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Department of Treasury regulations ("Regulations"), administrative interpretations and court decisions as in effect as of the date of this prospectus. This discussion is based on current law, which is subject to change. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. No advance ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested. This discussion of material U.S. federal income tax consequences is not binding on the IRS or any court and no assurance can be given that the IRS will not challenge part or all of the statements herein or that a challenge would not be successful.


     This discussion addresses only persons who are U.S. Holders (as defined below) and who hold their BUCS and Series A Preferred Stock as a capital asset. It does not address all aspects of U.S. federal income taxation that might be relevant to a holder of BUCS in light of that holder's particular circumstances or to a holder of BUCS subject to special rules, such as:

     o    a holder who is not a citizen or resident of the U.S.;

     o a holder that is a foreign corporation, foreign estate or foreign trust;

     o    a financial institution or insurance company;

     o    a tax-exempt organization;

     o    a dealer or broker in securities;

     o    an individual retirement or other tax-deferred account;

     o a holder that holds its BUCS as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; or

     o    a holder who acquired its BUCS as compensation.

For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of the BUCS or Series A Preferred Stock that is for U.S. federal income tax purposes (i) a citizen or resident of the U.S.; (ii) a corporation or partnership created or organized in the U.S. or under the laws of the U.S. or of any state thereof; or (iii) an estate or trust described in Section 7701(a)(30) of the Code.

The Exchange



     We received an opinion in connection with the original issuance of the BUCS that each holder of the BUCS would be treated for federal income tax purposes as the owner of an undivided interest in the Subordinated Debentures held by the Capital Trust. Based on the assumption of the initial accuracy of this opinion, the exchange offer will be treated as an exchange by each holder of the BUCS of an undivided interest in the Subordinated Debentures for Series A Preferred Stock qualifying as a recapitalization for U.S. federal income tax purposes.



     Pursuant to the recapitalization provisions under the Code, (i) a holder generally will not recognize any gain or loss in respect of the exchange, (ii) the holding period for the Series A Preferred Stock received in the exchange will include the holding period of the corresponding BUCS, and (iii) the tax basis in the Series A Preferred Stock received in the exchange will equal the holder's adjusted tax basis in the BUCS immediately prior to the exchange.

Contemporaneously with the exchange, the Capital Trust will make a final distribution in cash to each BUCS holder that participates in the exchange. We intend this payment to be separate and distinct from the exchange for all purposes and we believe that it should not be treated as part of the recapitalization. However, if the IRS were to take the position that some or all of the cash payment must be treated as consideration for the exchange and if this position was upheld, each holder would recognize gain equal to the lesser of (i) the gain realized on the exchange (as if the exchange did not qualify as a recapitalization) and (ii) the amount of cash treated as consideration for the exchange.

     If the exchange of BUCS for Series A Preferred Stock was to fail to qualify as a recapitalization under the Code, a holder would recognize gain or loss equal to the difference, if any, between the fair market value of the shares of Series A Preferred Stock received and the holder's adjusted tax basis in the BUCS, assuming, as described above, that the final interest payment is separate and distinct from the exchange. Subject to the application of the market discount rules discussed in the next paragraph, any gain or loss would be capital gain or loss, and would be long-term if at the time of the exchange the BUCS had been held for more than one year. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations. A holder's holding period for a share of Series A Preferred Stock would commence on the date immediately following the date of issuance and the holder's tax basis in such shares would be the fair market value of such shares.

     If a holder's BUCS were acquired at a discount, then the "market discount" that accrued while the BUCS were held would carryover to the Series A Preferred Stock. Gain recognized on a disposition of the Series A Preferred Stock would be treated as ordinary income to the extent of the accrued market discount that had not previously been included in income. If the exchange does not qualify as a recapitalization, any gain recognized on the exchange of such BUCS for Series A Preferred Stock would be treated as ordinary income to the extent of the accrued market discount remaining at the exchange date.

Series A Preferred Stock

     Distributions. The amount of any distribution paid to you with respect to Series A Preferred Stock will be treated as a dividend, taxable as ordinary income, to the extent of our current or accumulated earnings and profits ("earnings and profits") as determined under U.S. federal income tax principles. Dividends paid on the Series A Preferred Stock through 2008 that constitute "qualified dividends" will generally be taxed at the rate applicable to long-term capital gains, which currently is a maximum of 15% for persons or entities taxed as individuals. However, there are certain exceptions. For example, if a shareholder does not hold a share of stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, dividends received on the stock are not eligible for the reduced rates. In addition, the reduced rates are not available for dividends to the extent that the taxpayer is obligated to make related payments with respect to positions in substantially similar or related property. Holders should consult their tax advisors concerning the taxability of qualified dividends.

     To the extent the amount of any distribution exceeds our earnings and profits, the excess will reduce your tax basis (on a dollar-for-dollar basis) in the Series A Preferred Stock and any distribution received in excess of your tax basis will be treated as capital gain. If we are not able to pay dividends on the Series A Preferred Stock, the accreted liquidation preference of the Series A Preferred Stock will increase and the IRS may take the position that such increase may give rise to deemed dividend income in the amount of all, or a portion of, such increase. However, this position appears to be limited and we believe any accrued dividends on the Series A Preferred Stock should not be treated as received until such accrued dividends are actually paid.

     Dividends to Corporate Stockholders. In general, a distribution that is treated as a dividend for U.S. federal income tax purposes and is made to a corporate stockholder with respect to the Series A Preferred Stock will qualify for the dividends-received deduction under Section 243 of the Code. However, as noted above, a distribution is treated as a dividend only to the extent of our earnings and profits. Corporate stockholders should note there can be no assurance that the amount of distributions made with respect to the Series A Preferred Stock will not exceed the amount of our earnings and profits in the future. Accordingly, there can be no assurance that the dividends-received deduction will be available in respect of distributions on the Series A Preferred Stock.

     In addition, there are many exceptions and restrictions relating to the availability of such dividends-received deduction, such as:

     o the holding period of stock on which dividends are paid that are sought to be deducted;

     o    debt-financed portfolio stock;

     o dividends treated as "extraordinary dividends" for purposes of Section 1059 of the Code; and

     o    taxpayers that pay corporate alternative minimum tax.

     We recommend that corporate stockholders consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situation.

     Sale, Redemption or Other Disposition. Upon a sale, redemption or other disposition of Series A Preferred Stock (other than an exchange of Series A Preferred Stock for common stock pursuant to the conversion privilege), you generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property you receive on the sale or other disposition and your adjusted tax basis in the Series A Preferred Stock (except for the gain taxed as ordinary income to the extent of the accrued market discount that has not previously been included in income, as described above). Capital gain or loss will be long-term if your holding period for the Series A Preferred Stock is more than one year. A reduced tax rate on capital gains will apply to an individual holder if such holder's holding period for the Series A Preferred Stock is more than one year at the time of disposition. The deductibility of capital losses may be limited. The portion of the amount realized attributable to accrued dividends on the Series A Preferred Stock will not be taken into account in computing capital gain or loss. Instead, that portion of the amount realized will be treated as a distribution subject to taxation as described above in "Distributions."

     Under Section 302 of the Code, special rules may recharacterize as a dividend preferred stock redemption proceeds if the redemption is treated as economically equivalent to a dividend. Such a recharacterization is most likely to result where a holder has significant percentage ownership in TIMET (taking into account certain ownership attribution rules) and the redemption does not result in a meaningful reduction in such percentage interest. Holders should consult their own tax advisors regarding the possible application of Section 302.

     Conversion of Series A Preferred Stock in Exchange for Common Stock. You generally will not recognize gain or loss by reason of receiving common stock in exchange for Series A Preferred Stock upon conversion of the Series A Preferred Stock, except (i) gain or loss will be recognized with respect to any cash received in lieu of fractional shares and (ii) to the extent that payments are made in cash or common stock with respect to dividend arrearages on the Series A Preferred Stock. The adjusted tax basis of the common stock (including fractional share interests) so acquired will be equal to the tax basis of the shares of Series A Preferred Stock exchanged and the holding period of the common stock received will include the holding period of the Series A Preferred Stock exchanged. Any payments made upon conversion (whether in cash or in common stock) for dividend arrearages on the Series A Preferred Stock will be treated as a distribution as described above in "Distributions."

     Adjustment of Conversion Price. Holders of Series A Preferred Stock may, in certain circumstances, be deemed to have received constructive distributions of stock if the conversion rate for the Series A Preferred Stock is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Series A Preferred Stock, however, generally will not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the anti-dilution provisions of the Series A Preferred Stock, including, without limitation, adjustments in respect of stock dividends or the distribution of rights to subscribe for common stock should qualify as being pursuant to a bona fide reasonable adjustment formula and should not result in a constructive distribution. In contrast, adjustments in respect of distributions of our indebtedness or assets to our stockholders, for example, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders generally will be deemed to have received constructive distributions in amounts based upon the value of such holders' increased interests in our equity resulting from such adjustments. The amount of the distribution will be treated as a distribution to a holder with the tax consequences specified above under "--Distributions." Accordingly, you could be considered to have received distributions taxable as dividends to the extent of our earnings and profits even though you did not receive any cash or property as a result of such adjustments.

Consequences to TIMET

     Upon the consummation of the exchange offer, the amount of our aggregate outstanding indebtedness will be reduced. As a result, our deduction for interest expense will be reduced. We are not entitled to a deduction for dividends we pay on the Series A Preferred Stock. We do not anticipate that the loss of this deduction will generate a significant current tax liability in the near future because of the magnitude of our NOL carryforwards ($114 million at December 31, 2003).

     We will recognize a tax deduction for federal income tax purposes in connection with the write-off of the unamortized deferred financing costs related to the BUCS accepted for exchange in the exchange offer.

     We will recognize cancellation of indebtedness income for U.S. federal income tax purposes in an amount equal to the excess, if any, of the adjusted issue price of the undivided interests in the Subordinated Debentures related to the BUCS accepted for exchange over the fair market value of the Series A Preferred Stock issued as of the exchange date. The adjusted issue price of the BUCS is equal to the principal amount of the Subordinated Debentures related to the BUCS. It is expected that any cancellation of indebtedness income will not generate a significant tax liability because it will generally be offset by our NOL carryforwards.

Information Reporting and Backup Withholding

     Information returns will be filed with the Internal Revenue Service in connection with payments on shares of the Series A Preferred Stock and the proceeds from a sale or other disposition of such shares. A holder will be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Tax Return Disclosure and Investor List Requirements

     Recently promulgated Treasury Regulations require taxpayers that participate in "reportable transactions" to disclose those transactions on their tax returns by attaching IRS Form 8886 and to retain information related to those transactions. In addition, material advisers of a "reportable transaction" are required to maintain records including lists identifying investors in the transaction and to furnish those records to the IRS upon demand. A transaction might be a "reportable transaction" based upon any of several factors. This exchange offer could constitute a "reportable transaction" if it generates a book-tax difference of $10 million or more. As a result, a tendering holder might be required to disclose its participation in the exchange offer on its tax return. You should consult your own tax advisers concerning your possible disclosure obligation with respect to the exchange offer and should be aware that we and other participants in the exchange offer might be required to report this transaction and maintain an investor list.


     This discussion does not address tax consequences that might vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the exchange offer. Accordingly, we urge each holder of BUCS and Series A Preferred Stock to consult its own tax adviser to determine if its particular circumstances will impact its tax consequences of the exchange offer and ownership of the Series A Preferred Stock.


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                   DESCRIPTION OF THE SERIES A PREFERRED STOCK


     The following summary of the material terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the certificate of designations creating the Series A Preferred Stock, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part, our certificate of incorporation, our by-laws and applicable laws.


General


     Under our certificate of incorporation, our board of directors is authorized, without further stockholder action to establish and issue, from time to time, up to 100,000 shares of our preferred stock, in one or more series, with such dividend, liquidation, redemption, conversion and voting rights as stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by our board of directors. On March 24, 2004, our board of directors approved an amendment to our certificate of incorporation to increase the number of shares that we are authorized to issue from 10,000,000 (9,900,000 shares of common stock and 100,000 shares of
preferred  stock)  to  100,000,000   (90,000,000  shares  of  common  stock  and
10,000,000 shares of preferred stock), subject to the approval of our stockholders. Holders of approximately 52.8% of our outstanding common stock have indicated that they intend to have such shares represented at the annual stockholders' meeting scheduled to be held on August 5, 2004 and to vote such shares for this amendment. If all such shares are voted as indicated, the amendment will be approved.


Rank

     With  respect  to  dividend   rights  and  rights  upon  our   liquidation,
dissolution or winding up, the Series A Preferred Stock ranks:

     o senior to all classes or series of our common stock, and to any other class or series of our capital stock issued by us not referred to in the second and third bullet points of this paragraph;

     o on parity with all equity securities issued by us in the future the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

     o junior to all equity securities issued by us in the future the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

     The term "capital stock" does not include convertible debt securities, which rank senior to the Series A Preferred Stock.

Dividends

     Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series A Preferred Stock as to dividends, the holders of shares of the Series A Preferred Stock are entitled to receive, when, as, and if declared by our board of directors out of funds of TIMET legally available for the payment of dividends, cumulative cash dividends at the rate of 6.75% of the liquidation preference per annum per share (equivalent to $3.375 per annum per share).


     Our U.S. bank credit facility currently permits the payment of dividends on the Series A Preferred Stock unless excess availability, as determined under the credit facility, is less than $25 million. In addition, if any BUCS remain outstanding after the consummation of the exchange offer, the BUCS will be senior to the Series A Preferred Stock with respect to dividend rights, and we may pay dividends on the Series A Preferred Stock unless we have exercised our right to defer interest payments on the Subordinated Debentures. Also, under Delaware law, we can generally make payments of cash dividends only from our "surplus" (the excess of our total assets over the sum of our total liabilities plus the amount of our capital as determined by our board of directors) or


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


profits from the year in which the dividend is paid or the prior year; however we may not have any surplus. Please see the Risk Factor entitled "Our ability to pay cash dividends on the Series A Preferred Stock is subject to restrictions." Subject to the foregoing, we currently intend to pay dividends on the Series A Preferred Stock after consummation of the exchange offer.

     Dividends on the Series A Preferred Stock are cumulative from the date of original issue and, if and when declared, are payable quarterly in arrears.

     Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date.


     We will not declare dividends on the Series A Preferred Stock, or pay or set apart for payment dividends on the Series A Preferred Stock, if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be declared by our board of directors or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not the terms of any of our agreements, including any agreement relating to our indebtedness, or any law prohibits the payment of a dividend, whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. Except as described in the next paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, we will not:

     o declare or pay or set aside for payment dividends, and we will not declare or make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to dividends or upon liquidation, on a parity with or junior to the Series A Preferred Stock (other than a dividend paid in shares of common stock or in shares of any other class or series of capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation), for any period; or

     o redeem, purchase or otherwise acquire for consideration any common stock or other class or series of our capital stock ranking, as to dividends and upon liquidation, on a parity with or junior to the Series A Preferred Stock, or pay any moneys to or make available a sinking fund for the redemption of any such shares, except by conversion into or exchange for other capital stock ranking junior to the Series A Preferred Stock as to dividends.

     When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon the Series A Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on a parity with the Series A Preferred Stock, we will declare any dividends upon the Series A Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on a parity with the Series A Preferred Stock proportionately so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

     Holders of shares of Series A Preferred Stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series A Preferred Stock as described

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

above. Any dividend payment made on the shares of Series A Preferred Stock will be credited against the accrued but unpaid dividends due as designated by us. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the due date for the dividend payment on which they first become payable.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the holders of shares of Series A Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution or payment may be made to holders of shares of our common stock or any other class or series of our capital stock ranking, as to liquidation rights, junior to the Series A Preferred Stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series A Preferred Stock, then the holders of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series A Preferred Stock will share proportionately in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     Holders of Series A Preferred Stock will be entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred
Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution or winding up.

Optional Redemption


     We may not redeem any shares of Series A Preferred Stock before the third anniversary of the date of issuance. At any time and from time to time on or after the third anniversary of the date of issuance, we may redeem all or part of the Series A Preferred Stock for cash at a redemption price equal to 100% of the liquidation preference, plus accumulated but unpaid dividends, if any, to the redemption date, but only if, prior to the date we give notice of such redemption, the closing sale price of our common stock has exceeded the conversion price in effect for 30 consecutive trading days, subject to adjustment. If any dividends on the Series A Preferred Stock are in arrears, we may not redeem the Series A Preferred Stock. In addition, our U.S. bank credit facility currently permits the redemption of the Series A Preferred Stock unless excess availability, as determined under the credit facility, is less than $25 million. Furthermore, if any BUCS remain outstanding after the consummation of the exchange offer, we may not redeem the Series A Preferred Stock during any period in which we have exercised our right to defer interest payments on the Subordinated Debentures.


     In the event of an optional redemption, we will send a written notice by first class mail to each holder of record of the Series A Preferred Stock at such holder's registered address, not fewer than 30 nor more than 90 days prior to the redemption date.

     If we give notice of redemption, then, by 12:00 p.m., New York City time, on the redemption date, to the extent funds are legally available, we shall, with respect to:

     o shares of Series A Preferred Stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC cash sufficient to pay the redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to holders of such shares of Series A Preferred Stock; and

     o shares of Series A Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the transfer agent cash sufficient to pay the redemption price and will give the transfer agent irrevocable instructions and authority to pay the redemption

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

          price to holders of such shares of Series A Preferred Stock upon surrender of their certificates evidencing their shares of Series A Preferred Stock.

     If on the redemption date DTC and the transfer agent hold cash sufficient to pay the redemption price for the shares of Series A Preferred Stock delivered for redemption in accordance with the terms of the certificate of designations, dividends will cease to accumulate on those shares of Series A Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

     Payment of the redemption price for the shares of Series A Preferred Stock is conditioned upon book-entry transfer of or physical delivery of certificates representing the Series A Preferred Stock, together with necessary endorsements, to the transfer agent, or to the transfer agent's account at DTC, at any time after delivery of the redemption notice. Payment of the redemption price for the Series A Preferred Stock will be made (i) if book-entry transfer of or physical delivery of the Series A Preferred Stock has been made by or on the redemption date, or (ii) if book-entry transfer of or physical delivery of the Series A Preferred Stock has not been made by or on such date, at the time of book-entry transfer of or physical delivery of the Series A Preferred Stock.

     If the redemption date falls after a dividend payment record date and before the related dividend payment date, holders of the shares of Series A Preferred Stock at the close of business on that dividend payment record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date.

     In the case of any partial redemption, we will select the shares of Series A Preferred Stock to be redeemed on a pro rata basis, by lot or any other method that we, in our discretion, deem fair and appropriate.

No Maturity or Sinking Fund

     The Series A Preferred Stock has no maturity date and we are not required to redeem the Series A Preferred Stock at any time. Accordingly, the Series A Preferred Stock may remain outstanding indefinitely. The Series A Preferred Stock is not subject to any sinking fund.

Voting Rights

     Holders of the Series A Preferred Stock generally do not have any voting rights, except as set forth below.

     Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for 12 or more quarterly periods (a "Preferred Dividend Voting Event"), the holders of such shares of Series A Preferred Stock (voting separately as a class with any other series of capital stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation ("Parity Stock") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of one additional member of our board of directors (the "Preferred Stock Director"), and the number of directors on the board of directors shall increase by one, at a special meeting called by the holders of record of at least 20% of the Series A Preferred Stock or any other series of Parity Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

     If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Preferred Dividend Voting Event) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Stock upon which like voting rights have been conferred and are exercisable, the term of office of the

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

Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall decrease by one. The Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Voting Event shall continue, any vacancy in the office of the Preferred Stock Director may be filled by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Stock upon which like voting rights have been conferred and are exercisable).

     So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote of holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock and all other Parity Stock with like voting rights, voting as a single class, alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of our certificate of incorporation if the amendment would amend, alter or affect the powers, preferences or rights of the Series A Preferred Stock, so as to adversely affect the holders thereof. However, any increase in the amount of our authorized common stock or authorized preferred stock will not be deemed to materially and adversely affect such powers, preferences or special rights. These voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

     In any matter in which the Series A Preferred Stock may vote (as expressly provided in the certificate of designations or as may be required by law), each share of Series A Preferred Stock shall be entitled to one vote per $50.00 of liquidation preference. As a result, each share of Series A Preferred Stock will be entitled to one vote.

     For additional considerations relating to your voting rights, please see the Risk Factor entitled "Depending on the number of BUCS tendered and accepted for exchange, Harold C. Simmons could be deemed to beneficially own a sufficient number of shares to control the voting of the Series A Preferred Stock."

Conversion Rights


     Assuming the consummation of the proposed five-for-one stock split, each share of Series A Preferred Stock will be convertible, in whole or in part, at any time, at the option of the holder thereof, into authorized but previously unissued shares of TIMET common stock at a conversion price of $30.00 per share of common stock (equivalent to a conversion rate of 1? shares of common stock for each share of Series A Preferred Stock), subject to adjustment as described below. If the five-for-one split is not consummated, then the Series A Preferred Stock will be convertible as set forth in the prior sentence at a conversion price of $150 per share of common stock (equivalent to a conversion rate of one-third of a share of common stock for each share of Series A Preferred Stock).


     Conversion of Series A Preferred Stock, or a specified portion thereof, may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to TIMET or in blank, to the office or agency to be maintained by TIMET for that purpose. Initially such office will be at the principal corporate trust office of American Stock Transfer and Trust Company, New York, New York. In lieu of the foregoing provisions, if you hold Series A Preferred Stock in global form, you must comply with DTC procedures to convert your beneficial interest in respect of Series A Preferred Stock evidenced by a global share.

     Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock have been surrendered and notice shall have been received by us as discussed above (and, if applicable, we have received payment of an amount equal to the dividend payable on such shares as described below) and the conversion shall be at the conversion price in effect at such time and on such date.

     If a holder of shares of Series A Preferred Stock exercises conversion rights, upon delivery of the shares for conversion, those shares will cease to accumulate dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of Series A Preferred Stock who convert their shares into our common stock will not be entitled to, nor will the conversion rate be adjusted for, any accumulated and unpaid dividends. On conversion of the Series A Preferred Stock, accumulated and unpaid dividends will not generally be cancelled, extinguished or forfeited, but rather will be deemed to be paid in full to the holder through delivery of shares of our common stock (together with a cash payment, if any, in lieu of fractional shares) in exchange for the Series A Preferred Stock being converted. Shares of Series A Preferred Stock surrendered for conversion after the close of business on any record date for

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

the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted. A holder of shares of Series A Preferred Stock on a dividend payment record date who converts such shares into shares of our common stock on the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of Series A Preferred Stock on such dividend payment date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion.

     Notwithstanding the foregoing, if shares of Series A Preferred Stock are converted during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date, and we have called such shares of Series A Preferred Stock for redemption during such period, the holder who tenders such shares for conversion will receive the dividend payable on such dividend payment date and need not include payment of the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion.

     Except as set forth above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on shares of common stock issued upon such conversion.

     Fractional shares of common stock will not be issued upon conversion but, in lieu thereof, we will pay an amount in cash based on the closing market price of our common stock on the day prior to the conversion date.

     If any shares of Series A Preferred Stock are to be redeemed, the right to convert those shares will terminate at 5:00 p.m., New York City time, on the business day immediately preceding the date fixed for redemption unless we default in the payment of the redemption price of those shares.

Conversion Price Adjustments

     The conversion rate is subject to adjustment from time to time if any of the following events occur:

     1. dividends or distributions on shares of our common stock payable in shares of our common stock;

     2. subdivisions, combinations or certain reclassifications of shares of our common stock;

     3. distributions to all holders of shares of our common stock of rights or warrants entitling them to purchase our common stock at less than the average closing sale price for the 10 trading days preceding the declaration date for such distribution;

     4. distributions to holders of our common stock consisting of our capital stock, evidences of indebtedness or assets, including securities but excluding:

          o    rights or warrants specified above;

          o    dividends or distributions specified above; and

          o    cash distributions.

          In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interest in, one of our subsidiaries or other business units, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each

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

          case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

     5. distributions to all holders of shares of our common stock of cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up, to the extent that the aggregate cash dividends per share of common stock in any twelve-month period exceeds the greater of:

          o the annualized amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause, as adjusted to reflect subdivisions or combinations of the common stock; and

          o 15% of the average of the closing sale price of the common stock during the five trading days immediately prior to the declaration date of the dividend;

          If an adjustment is required to be made under this item 5 as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause. If an adjustment is required to be made under this item 5 as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution.

     6. we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the daily closing sale prices of a share of our common stock for the five consecutive trading days selected by us commencing not more than 20 trading days before, and ending not later than, the trading day next succeeding the expiration date of such tender or exchange offer.

     You will receive, upon conversion of your preferred stock, in addition to the common stock, any rights under any rights agreement or any other rights plan then in effect unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described under clause 4 above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

     In the event of:

     o    any reclassification of our common stock;

     o    a consolidation, merger or combination involving us; or

     o    a  sale  or  conveyance  to  another   person  or  entity  of  all  or
          substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your preferred stock you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the preferred stock into our common stock immediately prior to any of these events.

     You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations where a conversion rate adjustment occurs. See "Material U.S. Federal Income Tax Considerations--Series A Preferred Stock--Adjustment of Conversion Price."

     We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Material U.S. Federal Income Considerations--Series A Preferred Stock--Adjustment of Conversion Price."

     We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Global Securities

     Rather than issue shares of Series A Preferred Stock in the form of physical certificates, we will generally issue the shares in book-entry form evidenced by one or more global securities. We anticipate that any global securities will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC's nominee.

     DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants, or their representatives, together with other entities, own DTC.

     Purchases of Series A Preferred Stock under the DTC system must be made by or through participants, which will receive a credit for the shares on DTC's records. Holders who are DTC participants may hold their interests in global securities directly through DTC. Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through DTC participants, or through banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant and have indirect access to the DTC system. The ownership interest of each actual purchaser is recorded on the participant's and indirect participants' records. Purchasers will not receive written confirmation from DTC of their purchase, but should receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction.

     So long as Cede & Co. is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of the global security. The deposit of shares of Series A Preferred Stock with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the shares. DTC has no knowledge of the actual beneficial owners of the shares. DTC's records reflect only the identity of the participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

     Neither DTC nor Cede & Co. consents or votes with respect to the securities held for participants. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to the participants whose accounts are credited with the shares on the record date. DTC has advised us that it will take any action permitted to be taken by a holder of shares only at the direction of participants whose accounts are credited with DTC interests in the relevant global security.

     Unless our use of the book-entry system is discontinued, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability of those holders to transfer their beneficial interests in the global security.

     Delivery of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Distributions and dividend payments on the Series A Preferred Stock will be made to Cede & Co. by wire transfer of immediately available funds. DTC's practice is to credit participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC believes that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in a "street name," and will be the responsibility of the participants and indirect participants.

     DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.


     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable. The rules applicable to DTC and its participants are on file with the SEC. Neither we nor any transfer agent, registrar or paying agent are responsible for the performance by DTC or their participants or indirect participants under the rules and procedures governing their operations or for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.


Transfer Agent and Registrar

     The transfer agent, registrar and dividend disbursement agent for shares of Series A Preferred Stock is American Stock Transfer and Trust Company.

                             DESCRIPTION OF THE BUCS

     The Capital Trust issued and sold 4,025,000 BUCS on November 26, 1996 in transactions exempt from the registration requirements of the Securities Act. Resale of the BUCS was subsequently registered under the Securities Act pursuant to a registration statement on Form S-1 (Registration No. 333-18829), dated December 26, 1996, as amended (the "Registration Statement").

     The payment of distributions out of moneys held by the Capital Trust and payments on liquidation of the Capital Trust or the redemption of BUCS, as set forth below, are guaranteed by TIMET to the extent described below.

     The following is a summary of certain of the material terms and conditions of the BUCS and is subject to, and qualified in its entirety by reference to, the declaration of trust of the Capital Trust, as amended and restated, executed by TIMET as sponsor of the Capital Trust, and the trustees of the Capital Trust, which is included as an exhibit to the Registration Statement.

Distributions


     Distributions on the BUCS are payable at the annual rate of 6.625% of the liquidation amount of $50 per BUCS. Subject to the extension of distribution payment periods described below, distributions are payable quarterly in arrears on each March 1, June 1, September 1 and December 1. Our U.S. bank credit facility currently permits the payment of distributions on the BUCS unless excess availability, as determined under the credit facility, is less than $25 million.

Option to Extend Distribution Payment Periods

     The ability of the Capital Trust to pay distributions on the BUCS is solely dependent on its receipt of interest payments from TIMET on the Subordinated Debentures. We have the right to defer interest payments at any time and from time to time on the Subordinated Debentures for successive periods not exceeding 20 consecutive quarters (each, an "Extension Period"), during which no interest is due and payable. No Extension Period may extend beyond the maturity date of the Subordinated Debentures. During any Extension Period, quarterly distributions on the BUCS will not be made by the Capital Trust (but will continue to accumulate, compounded quarterly at the distribution rate). We will give written notice of our deferral of an interest payment to the Capital Trust and cause the Capital Trust to give such notice to the holders of the BUCS. Because we have the right to defer payments of interest for one or more periods of up to 20 consecutive quarters each, all of the stated interest payments on the Subordinated Debentures will be treated as original issue discount, or OID. Holders of the BUCS must include that OID (which OID continues to accrue during an Extension Period) in income daily on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Moreover, if a holder of BUCS converts such BUCS into shares of our common stock during an Extension Period, such holder will not be entitled to receive, subject to certain exceptions, any accumulated and unpaid distributions with respect to such BUCS.

Rights Upon Extension of Distribution Payment Periods

     During any Extension Period, interest on the Subordinated Debentures will compound quarterly and quarterly distributions (compounded quarterly at the distribution rate) will accumulate on the BUCS. During any Extension Period, we have agreed, among other things, (a) not to declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock (other than (i) purchases or acquisitions of shares of our common stock in connection with our satisfaction of our obligations under any employee benefit plans or our satisfaction of our obligations pursuant to any contract or security requiring us to purchase shares of our common stock, (ii) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock or (iii) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), (b) not to make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by TIMET that rank pari passu with or junior to the Subordinated Debentures and (c) not to make any guarantee payments with respect to the foregoing (other than pursuant to the guarantee described below).

Conversion

     Each of the BUCS is currently convertible at the option of the holder into shares of our common stock, at a conversion rate of .1339 of a share for each of the BUCS (.6695 of a share of common stock following our proposed five-for-one stock split), subject to further adjustment in certain circumstances. In connection with any conversion of any BUCS, the conversion agent will exchange such BUCS for the appropriate principal amount of Subordinated Debentures held by the Capital Trust and immediately convert such Subordinated Debentures into shares of our common stock. No fractional shares will be issued as a result of conversion, but in lieu thereof we will pay such fractional interest in cash. In addition, no additional shares will be issued upon conversion of the BUCS to account for any accumulated and unpaid distributions on the BUCS at the time of conversion; provided, however, that any holder of BUCS who delivers such BUCS for conversion after receiving a notice of redemption from the applicable trustee during an Extension Period will be entitled to receive all accumulated and unpaid distributions to the date of conversion.

Liquidation Amount

     In the event of the liquidation of the Capital Trust, holders will be entitled to receive the liquidation amount of $50 per BUCS plus an amount equal to any accumulated and unpaid distributions thereon to the date of payment, unless Subordinated Debentures are distributed to such holders as a liquidating distribution upon dissolution.

Redemption

     We may redeem the Subordinated Debentures for cash, in whole or in part, from time to time. Upon any redemption of the Subordinated Debentures, BUCS having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed will be redeemed on a pro rata basis at a redemption price corresponding to the redemption price of the Subordinated Debentures plus accrued and unpaid interest thereon (the "Redemption Price"). The BUCS do not have a stated maturity date, although they are subject to mandatory redemption upon the repayment of the Subordinated Debentures at their stated maturity of December 1, 2026, upon acceleration of the Subordinated Debentures, or upon early redemption of the Subordinated Debentures.

     The following are the Redemption Prices (expressed as percentages of the principal amount of the Subordinated Debentures) for redemption during the 12-month period beginning December 1:

                    Year                      Redemption Prices
                    ----                      -----------------
                    2003                          101.9875%
                    2004                          101.3250%
                    2005                          100.6625%

and 100% if redeemed on or after December 1, 2006.


     Our U.S. bank credit facility currently permits the redemption of BUCS unless excess availability, as determined under the credit facility, is less than $25 million.


Guarantee

     We have irrevocably  guaranteed,  on a subordinated basis and to the extent set forth herein, the payment in full of (i) any accumulated and unpaid distributions on the BUCS to the extent of funds of the Capital Trust available therefor, (ii) the amount payable upon redemption of the BUCS to the extent of funds of the Capital Trust available therefor and (iii) generally, the liquidation amount of the BUCS to the extent of the assets of the Capital Trust available for distribution to holders of BUCS. This guarantee is unsecured and is (a) subordinate and junior in right of payment to all other liabilities of TIMET except any liabilities that may be made pari passu expressly by their terms, (b) pari passu with the most senior preferred stock, if any, issued from time to time by TIMET and with any guarantee now or hereafter entered into by TIMET in respect of any preferred or preference stock or preferred securities of any affiliate of TIMET, (c) senior to the shares of our common stock and (d) effectively subordinated to all existing and future indebtedness and liabilities, including trade payables, of our subsidiaries. Upon our liquidation, dissolution or winding up, our obligations under the guarantee will rank junior to all of our other liabilities, except as aforesaid, and, as a result, funds may not be available for payment under the guarantee.

Voting Rights

     Prior to conversion into shares of our common stock, holders of the BUCS have no voting rights.

Tax Event Redemption; Distribution Upon a Tax Event or Investment Company Event

     Upon the occurrence of a Tax Event or an Investment Company Event (each as defined below), except in certain limited circumstances, we will cause the applicable trustees to liquidate the Capital Trust and cause Subordinated Debentures to be distributed to the holders of the BUCS. In certain circumstances involving a Tax Event, we will have the right to redeem the Subordinated Debentures, in whole (but not in part), at 100% of the principal amount plus accrued and unpaid interest, in lieu of a distribution of the Subordinated Debentures, in which event the BUCS will be redeemed at the Redemption Price. "Tax Event" means that the trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that as a result of any of the following changes in the tax laws: (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination); (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position; or
(d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated or issued or which interpretation or pronouncement is issued or adopted or which action is taken, there is more than an insubstantial risk that (i) the Capital Trust is, or will be within 90 days of the date thereof, subject to federal income tax with respect to income accrued or received on the Subordinated Debentures, (ii) the Capital Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by us to the Capital Trust on the Subordinated Debentures is not, or within 90 days of the date thereof will not be, deductible by us for federal income tax purposes (determined without regard to the use made by us of the proceeds of the Subordinated Debentures). Notwithstanding anything in the previous sentence to the contrary, a Tax Event shall not include any change in tax law that requires us for federal income tax purposes to defer taking a deduction for any OID that accrues with respect to the Subordinated Debentures until the interest payment related to such OID is paid in money; provided that such change in tax law does not create more than an insubstantial risk that we will be prevented from taking a deduction for OID accruing with respect to the Subordinated Debentures at a date that is no later than the date the interest payment related to such OID is actually paid by us in money. "Investment Company Event" means that the trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended, to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority that became effective after November 20, 1996, there is more than an insubstantial risk that the Capital Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act.

Margin Regulations

     The BUCS are not currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System.

                                  LEGAL MATTERS


     The validity of the Series A Preferred Stock offered hereby and the common stock that may be issued upon conversion thereof will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas.


                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS


     The statements contained in this prospectus that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "looks," "should," "could," "anticipates," "expects" or comparable terminology or by discussions of strategies or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations may not prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed from time to time in our other filings with the SEC, which include, but are not limited to, the following:


     o    the cyclicality of the commercial aerospace industry;

     o the performance of aerospace manufacturers and TIMET under long-term agreements;

     o    the renewal of certain long-term agreements

     o    the difficulty in forecasting demand for titanium products

     o global economic and political conditions, global productive capacity for titanium

     o    changes in product pricing and costs;

     o the impact of long-term contracts with vendors on our ability to reduce or increase supply or achieve lower costs

     o    the possibility of labor disruptions

     o    fluctuations in currency exchange rates

     o    control by certain stockholders and possible conflicts of interest

     o    uncertainties associated with new product development

     o the supply of raw materials and services, changes in raw material and other operating costs (including energy costs)

     o possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts; and

     o    our ability to achieve reductions in our cost structure.

     Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual and quarterly reports, prospectuses and other information with the SEC. The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus.

     This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our financial condition.

         TIMET SEC Filings (File No. 1-14368)                    Period
         ------------------------------------                    ------

         Section entitled "Description of the Convertible
         Preferred Securities" in the Registration Statement
         on Form S-1, as amended (Registration No. 333-18829)    Dated December 26, 1996


         Annual Report on Form 10-K, as amended by               Year ended December 31, 2003
         Amendments No. 1 and 2 thereto

         Quarterly Report on Form 10-Q                           Quarter ended March 31, 2004


         Current Reports on Form 8-K                             Dated January 29, 2004, January 28, 2004,
                                                                 February 26, 2004, March 25, 2004, May 3,
                                                                 2004, June 28, 2004 and July 2, 2004



     We also incorporate by reference into this prospectus additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the filing of the registration statement of which this prospectus forms a part until the completion or termination of this exchange offer. Any statement contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

     We have filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to our offering of the Series A Preferred Stock. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. You will find additional information about us and the Series A Preferred Stock in the registration statement. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Series A Preferred Stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

     You may obtain copies of any documents incorporated by reference in this prospectus from us, from the SEC or from the SEC's website as described below. Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner of BUCS, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them from the Information Agent in writing or by telephone at the address set forth on the back cover of this prospectus. Any request should be made not later than five business days prior to the end of the exchange offer.

     You may also read and copy any reports, statements or other information that we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; Woolworth Building, 13th floor, 233 Broadway, New York,

New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

     You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     You should send or deliver the Letter of Transmittal, manually signed, and certificates evidencing BUCS and any other required documents to the exchange agent at its address set forth below.

                  The exchange agent for the exchange offer is:

                    AMERICAN STOCK TRANSFER AND TRUST COMPANY


  By Mail, Hand or Overnight Delivery:         By Facsimile Transmission:        For Confirmation Only Telephone:
American Stock Transfer and Trust Company   For Eligible Institutions Only:               (800) 937-5449
             59 Maiden Lane                          (718) 234-5001                       (718) 921-8200
           New York, NY 10038

     Questions or requests for assistance may be directed to the information agent at its address and telephone number listed below. Additional copies of this prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the information agent. A holder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the exchange offer.

                The information agent for the exchange offer is:

                           INNISFREE M&A INCORPORATED

                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                         Call Toll Free: (888) 750-5834
                 Banks and Brokers Call Collect: (212) 750-5833

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Amended and Restated Certificate of Incorporation of Titanium Metals Corporation (the "registrant") provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

     Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting Delaware corporations to indemnify directors, officers, employees or agents against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interest and (ii) in the case of a criminal proceeding such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions or suits by or in the right of the corporation, no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper in the circumstances because the indemnified person has met the applicable standard of conduct. Such determination shall be made (a) by a majority vote of directors who were not parties to such proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders of the corporation. The Amended and Restated Certificate of Incorporation and the By-Laws of the registrant provide for indemnification of its directors and officers to the fullest extent permitted by applicable law.

Item 21.            Exhibits and Financial Statement Schedules

Exhibit No.         Document

3.1 Amended and Restated Certificate of Incorporation of Titanium Metals Corporation, as amended effective February 14, 2003, incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Titanium Metals Corporation's Annual Report on Form 10-K/A (No. 1-10126) filed with the SEC on March 17, 2003.

3.2 By-laws of Titanium Metals Corporation as Amended and Restated, dated February 4, 2003, incorporated by reference to Exhibit 3.1 to Titanium Metals Corporation's Annual Report on Form 10-K (No. 1-10126) filed with the SEC on February 28, 2003.


4.1* Form of Certificate of Designations, Rights and Preferences of 6 3/4% Series A Convertible Preferred Stock.


4.2*                Specimen   Certificate   of  6  3/4%  Series  A  Convertible
                    Preferred Stock.

4.3 Certificate of Trust of TIMET Capital Trust I, dated November 13, 1996, incorporated by reference to Exhibit 4.1 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.4 Amended and Restated Declaration of Trust of TIMET Capital Trust I, dated as of November 20, 1996, among Titanium Metals Corporation, as Sponsor, the Chase Manhattan Bank, as Property Trustee, Chase Manhattan Bank (Delaware), as
                    Delaware Trustee and Joseph S. Compofelice, Robert E. Musgraves and Mark A. Wallace, as Regular Trustees, incorporated by reference to Exhibit 4.2 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.5 Indenture for the 6?% Convertible Junior Subordinated Debentures, dated as of November 20, 1996, among Titanium Metals Corporation and The Chase Manhattan Bank, as Trustee, incorporated by reference to Exhibit 4.3 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.6                 Form of 6?% Convertible  Preferred  Securities  (included in
                    Exhibit 4.2 above), incorporated by reference to Exhibit 4.4 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.7 Form of 6?% Convertible Junior Subordinated Debentures (included in Exhibit 4.3 above), incorporated by reference to Exhibit 4.6 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.8 Form of 6?% Trust Common Securities (included in Exhibit 4.2 above), incorporated by reference to Exhibit 4.5 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.9 Convertible Preferred Securities Guarantee, dated as of November 20, 1996, between Titanium Metals Corporation, as Guarantor, and The Chase Manhattan Bank, as Guarantee
                    Trustee, incorporated by reference to Exhibit 4.7 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.10 Purchase Agreement, dated November 20, 1996, between Titanium Metals Corporation, TIMET Capital Trust I, Salomon Brothers Inc, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as Initial Purchasers, incorporated by reference to Exhibit
                    99.1 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.11 Registration Agreement, dated November 20, 1996, between TIMET Capital Trust I and Salomon Brothers Inc, as Representative of the Initial Purchasers, incorporated by reference to Exhibit 99.2 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.



5.1* Opinion of Locke Liddell & Sapp LLP with respect to the 6 3/4% Series A Convertible Preferred Stock and the common stock that may be issued upon conversion thereof.


8.1**               Tax Opinion of Locke Liddell & Sapp LLP.


10.1* Amendment No. 4 to Loan and Security Agreement, dated as of June 2, 2004, among Titanium Metals Corporation and Titanium Hearth Technologies, Inc., as borrowers, TIMET Millbury Corporation, TIMET Castings Corporation, TIMET Finance Management Company and TMCA International, Inc., as guarantors, and Congress Financial Corporation (Southwest), as lender.

12.1*              Statements of  Computation  of Ratio of Earnings to Combined
                    Fixed Charges and Preferred Dividends.


23.1**              Consent of PricewaterhouseCoopers LLP.


23.2                Consent  of Locke  Liddell & Sapp LLP  (included  in Exhibit
                    5.1).

24.1                Powers of Attorney (included on the signature page hereto).

99.1*               Form of Letter of Transmittal.

99.2* Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3* Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*               Form of Notice of Guaranteed Delivery.

----------------


*        Previously filed.
**       Filed herewith.


Item 22. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus and solicitation statement required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus and solicitation statement any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 28, 2004.



                           TITANIUM METALS CORPORATION



                         By:    /s/ Bruce P. Inglis
                                -----------------------------------------------
                                Bruce P. Inglis
                                Vice President-Finance and Corporate Controller

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.







                  *                             Chairman  of the Board,  President  July 28, 2004
------------------------------------
J. Landis Martin                                and Chief Executive Officer

                  *                             Director                            July 28, 2004
------------------------------------
Norman N. Green

                  *                             Director                            July 28, 2004
------------------------------------
Gary C. Hutchison

                  *                             Director                            July 28, 2004
------------------------------------
Albert W. Niemi, Jr.

                  *                             Director                            July 28, 2004
------------------------------------
Glenn R. Simmons

                  *                             Director                            July 28, 2004
------------------------------------
Steven L. Watson

                  *                             Director                            July 28, 2004
------------------------------------
Paul J. Zucconi

/s/ Bruce P. Inglis                             Vice President-Finance and          July 28, 2004
--------------------------------------------      Corporate Controller
Bruce P. Inglis                                 Principal Financial Officer
                                                Principal Accounting Officer


*        By:      /s/ Bruce P. Inglis
                  -----------------------------------
                  Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit No.    Document
-----------    --------

3.1 Amended and Restated Certificate of Incorporation of Titanium Metals Corporation, as amended effective February 14, 2003, incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Titanium Metals Corporation's Annual Report on Form 10-K/A (No. 1-10126) filed with the SEC on March 17, 2003.

3.2 By-laws of Titanium Metals Corporation as Amended and Restated, dated February 4, 2003, incorporated by reference to Exhibit 3.1 to Titanium Metals Corporation's Annual Report on Form 10-K (No. 1-10126) filed with the SEC on February 28, 2003.


4.1* Form of Certificate of Designations, Rights and Preferences of 6 3/4% Series A Convertible Preferred Stock.



4.2*           Specimen  Certificate  of 6 3/4% Series A  Convertible  Preferred
               Stock.


4.3 Certificate of Trust of TIMET Capital Trust I, dated November 13, 1996, incorporated by reference to Exhibit 4.1 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.4 Amended and Restated Declaration of Trust of TIMET Capital Trust I, dated as of November 20, 1996, among Titanium Metals Corporation, as Sponsor, the Chase Manhattan Bank, as Property Trustee, Chase Manhattan Bank (Delaware), as Delaware Trustee and Joseph S. Compofelice, Robert E. Musgraves and Mark A. Wallace, as Regular Trustees, incorporated by reference to Exhibit 4.2 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.5 Indenture for the 6?% Convertible Junior Subordinated Debentures, dated as of November 20, 1996, among Titanium Metals Corporation and The Chase Manhattan Bank, as Trustee, incorporated by reference to Exhibit 4.3 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.6            Form of 6?% Convertible Preferred Securities (included in Exhibit
               4.2 above), incorporated by reference to Exhibit 4.4 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.7 Form of 6?% Convertible Junior Subordinated Debentures (included in Exhibit 4.3 above), incorporated by reference to Exhibit 4.6 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.8            Form of 6?% Trust  Common  Securities  (included  in Exhibit  4.2 above), incorporated by reference to Exhibit 4.5 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.9 Convertible Preferred Securities Guarantee, dated as of November 20, 1996, between Titanium Metals Corporation, as Guarantor, and The Chase Manhattan Bank, as Guarantee Trustee, incorporated by reference to Exhibit 4.7 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.10 Purchase Agreement, dated November 20, 1996, between Titanium Metals Corporation, TIMET Capital Trust I, Salomon Brothers Inc, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as Initial Purchasers, incorporated by reference to Exhibit 99.1 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.

4.11 Registration Agreement, dated November 20, 1996, between TIMET Capital Trust I and Salomon Brothers Inc, as Representative of the Initial Purchasers, incorporated by reference to Exhibit 99.2 to Titanium Metals Corporation's Current Report on Form 8-K filed with the SEC on December 5, 1996.



5.1* Opinion of Locke Liddell & Sapp LLP with respect to the 6 3/4% Series A Convertible Preferred Stock and the common stock that may be issued upon conversion thereof.

8.1**          Tax Opinion of Locke Liddell & Sapp LLP.

10.1* Amendment No. 4 to Loan and Security Agreement, dated as of June 2, 2004, among Titanium Metals Corporation and Titanium Hearth Technologies, Inc., as borrowers, TIMET Millbury Corporation, TIMET Castings Corporation, TIMET Finance Management Company and TMCA International, Inc., as guarantors, and Congress Financial Corporation (Southwest), as lender.

12.1* Statements of Computation of Ratio of Combined Earnings to Fixed Charges and Preferred Dividends.


23.1**         Consent of PricewaterhouseCoopers LLP.


23.2           Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).

24.1           Powers of Attorney (included on the signature page hereto).

99.1*          Form of Letter of Transmittal.

99.2* Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3* Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*          Form of Notice of Guaranteed Delivery.

----------------


*        Previously filed.
**       Filed herewith.